UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PrivateBancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 4, 2009

Dear Stockholders:

You are invited to attend the 2009 Annual Meeting of Stockholders of PrivateBancorp, Inc., which will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 28, 2009, at 9:00 a.m. local time.

The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be conducted at the meeting. Directors and officers of PrivateBancorp as well as representatives of Ernst & Young LLP, our independent public accountants, will be present at the meeting to respond to any questions that you may have regarding the Company and the business to be transacted at the meeting.

The Board of Directors of PrivateBancorp has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote “FOR” each of these proposals.

YOUR VOTE IS IMPORTANT. You can vote using a toll-free telephone number, via the Internet or by mail, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide not to vote by phone or via the Internet and wish to vote your shares using the accompanying proxy form, we urge you to complete, sign, date, and return it promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the meeting.

On behalf of the Board of Directors and all the employees of The PrivateBank, I thank you for your continued support.

Sincerely,

Ralph B. Mandell
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 28, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 28, 2009, at 9:00 a.m. local time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	election of three Class II directors nominated by the Company and identified in the accompanying proxy statement to hold office for a three-year term;

2.	ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.	an advisory (non-binding) vote on 2008 executive compensation;

4.	approval of an amendment to our Amended and Restated Certificate of Incorporation to establish a class of non-voting common stock;

5.	approval of an amendment to our Amended and Restated Certificate of Incorporation that would allow holders of our Series A Junior Non-voting Preferred Stock to convert their shares into non-voting common stock; and

6.	such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

The Board of Directors has fixed March 31, 2009 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 120 South LaSalle Street, Chicago, Illinois 60603, for a period of ten days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Christopher J. Zinski
General Counsel and Corporate Secretary

May 4, 2009

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1. ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
2008 Grants of Plan-Based Awards
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
PROPOSAL 3. ADVISORY (NON-BINDING) VOTE ON 2008 EXECUTIVE COMPENSATION
PROPOSAL 4. APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE NON-VOTING COMMON STOCK
PROPOSAL 5. APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE SERIES A JUNIOR NONVOTING PREFERRED STOCK
HOUSEHOLDING
NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING OF STOCKHOLDERS
STOCKHOLDER PROPOSALS
OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING
INCORPORATION OF FINANCIAL INFORMATION

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 28, 2009

Solicitation and Voting of Proxies

These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the “Company”), a Delaware corporation, of proxies to be used at the Company’s 2009 Annual Meeting of Stockholders and at any adjournment of such meeting. The meeting is scheduled to be held on May 28, 2009, at 9:00 a.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. This proxy statement, together with the Company’s 2008 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2008, and a proxy card are first being made available or distributed to our stockholders of record on or about May 4, 2009.

Stockholders are requested to vote by telephone, via the Internet or by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors that are properly completed and timely received will be voted in accordance with the directions given by the stockholders contained therein. When no instructions are indicated for any or all of the proposals, proxies will be voted FOR each of the proposals for which no instructions are given.

Other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments of the meeting, including whether or not to adjourn the meeting.

You may revoke your proxy at any time before it is exercised by: (1) filing a written notice of revocation with the Corporate Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date by mail, or by telephone or Internet if one of those methods was used for your initial proxy submission; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder (i.e., the bank, broker or other nominee through which you hold your shares) to vote personally at the meeting.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.
199 Water Street
26th Floor
New York, NY 10038

Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (866) 729-6814.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 28, 2009: This proxy statement and our 2008 annual report to stockholders on Form 10-K are available at: www.edocumentview.com/pvtb.

Voting by Retirement Plan Participants

We also are soliciting voting instructions from participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”). Participants in the KSOP will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP. This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the KSOP proxy card is signed and returned or the participant has submitted his or her voting instruction via the Internet or by telephone as described on the proxy card. If proxy cards representing shares in the KSOP are not timely returned, or voting instructions are not otherwise timely received, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the KSOP.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $12,500 and reimbursement of the firm’s out-of-pocket expenses. The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 31, 2009, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding 33,701,559 shares of common stock, 1,951.037 shares of Series A Junior Nonvoting Preferred Stock and 243,815 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B. Each outstanding share of common stock entitles the holder to one vote. Holders of shares of preferred stock are not entitled to vote on any of the matters to be presented at the annual meeting except proposal 5, with respect to which holders of our Series A Junior Nonvoting Preferred Stock are entitled to consent or vote separately as a class. The Company’s Amended and Restated By-laws state that a majority of the Company’s outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

As to the election of directors, a stockholder of record may vote “FOR” election of nominees proposed by the Board, or to “WITHHOLD” authority to vote “FOR” one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to the ratification of the appointment of Ernst & Young as the Company’s independent registered accounting firm under proposal 2 and the advisory vote on executive compensation under proposal 3, a stockholder may vote “FOR” ratification or approval, as the case may be, vote “AGAINST” ratification or approval, as the case may be, or “ABSTAIN” from voting on each proposal. Approval of each proposal requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to these proposals absent specific instructions from their customers. Proxies marked “ABSTAIN” as to these proposals will have the effect of a vote AGAINST ratification or approval, as the case may be, and broker non-votes will have no effect on the vote for ratification or approval, as the case may be.

As to the approval of the amendments to the Company’s Amended and Restated Certificate of Incorporation under proposals 4 and 5, in each case the proxy card enables a stockholder to check the appropriate box to vote “FOR” approval of the amendment; vote “AGAINST” approval of the amendment; or “ABSTAIN” from voting on the amendment. Approval of the amendment under each proposal requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not be able to give a proxy to vote those shares as to each such proposal absent specific instructions from their customers. For each of proposal 4 and proposal 5, proxies marked “ABSTAIN” and broker non-votes will have the effect of a vote “AGAINST” the amendment described under each such proposal.

With respect to all other matters that may properly come before the meeting, unless otherwise required by law, our Amended and Restated Certificate of Incorporation or the rules of NASDAQ, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.

Your vote is important. Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy. Prompt return of your proxy card or your vote by phone or via the Internet is appreciated.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 17 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company’s Amended and Restated By-laws. There are five persons currently serving as Class II Directors whose terms will expire at the 2009 Annual Meeting. The terms of the six persons currently serving as Class III Directors expire at the annual stockholder meeting to be held in 2010 and the terms of the six persons serving as Class I Directors expire at the annual stockholder meeting to be held in 2011. Of the 17 current members of the Board, 13 directors have been determined by the Board to be “independent” within the meaning of the NASDAQ rules.

Recognizing the evolving needs of the Company, two long-standing directors currently serving as Class II Directors, Donald L. Beal and William A. Goldstein, are not being nominated for re-election at the 2009 Annual Meeting. Additionally, in July 2008, two of the Company’s inside directors, John (Jay) B. Williams and Richard C. Jensen, each of whom were Class II directors, resigned from the Company’s Board of Directors. At the time of their resignation, Norman R. Bobins was appointed to the Board of Directors as a Class II director. The Board does not otherwise currently plan to fill vacancies on the Board of Directors and, accordingly, the size of the Board will be reduced to 15 from 18.

Of the three nominees named below, all of whom are currently serving as directors, two are “independent.” Each has been nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee for election as a Class II Director to serve for a term to end at the annual meeting of stockholders in the year 2012, or until his or her successor is elected and qualified. All of the nominees have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any nominee is not available for election, proxies may be voted for the election of such other person selected by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees for director named. To be elected as a director, each nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Stockholders have no cumulative voting rights with respect to the election of directors.

The names, ages and certain background information of the director nominees and the persons continuing to serve on the Company’s Board of Directors are set forth below.

Nominees for Class II Directors To Serve Until 2012

Norman R. Bobins (66) has been a director since July 2008 and serves as non-executive chairman of The PrivateBank and Trust Company (“The PrivateBank — Chicago” or the “Bank”). He retired in March 2007 as chairman, chief executive officer and president of LaSalle Bank, N.A. Mr. Bobins joined LaSalle through its 1990 acquisition of The Exchange National Bank of Chicago. Mr. Bobins joined Exchange National in 1981 as senior executive vice president and chief lending officer. Mr. Bobins is a member of the Board of Education of the City of Chicago, and is chairman of the board of trustees of WTTW Communications, Inc. He also serves on the boards of The Field Museum, The Newberry Library and the U.S. Holocaust Memorial Council. His corporate involvement includes service on the boards of directors of AAR Corp (NYSE: AIR), where he also is a member of its audit committee, Sims Metal Management Ltd. (NYSE: SMS), Nicor Inc. (NYSE: GAS), where he also is a member of its audit committee, Global Hyatt Corporation and RREEF America REIT II, Inc. He is also non-executive chairman of the board of Transco, Inc.

Alejandro Silva (61) has been a director since August 2005. Mr. Silva has been chairman of the board and chief executive officer of Evans Food Group, Ltd., one of the largest Hispanic-owned companies in the Chicagoland area, since 1985. Mr. Silva serves as a director of Walgreen Co. (NYSE: WAG) and is a member of that company’s audit and nominating committees. He also serves on the board of directors of the Chicago Transit Authority, Chicago Museum of Science and Industry and the Chicago Council of Global Affairs, as well as other civic organizations in the Chicago area.

James C. Tyree (51) was appointed to the board of directors upon the closing of the Company’s $200 million private placement on December 11, 2007. Mr. Tyree has spent his entire career with Mesirow

Financial Holdings, Inc., a diversified financial services firm located in Chicago, joining the firm in 1980. He was named president in 1990, chief executive officer in 1992 and became chairman and chief executive officer in 1994. Mr. Tyree founded the firm’s private equity division and led Mesirow Financial’s expansion of its investment management, investment banking, investment services, consulting, insurance services and real estate businesses. Mr. Tyree serves as chairman of the board of directors of City Colleges of Chicago and the Chicagoland Chamber of Commerce and serves as a director for other civic and educational organizations in the Chicago area.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR CLASS II DIRECTOR.

Class III Directors Serving Until 2010

Robert F. Coleman (64) has been a director since 1990. He is a principal of Robert F. Coleman & Associates, a law firm located in Chicago, Illinois. He concentrates his practice on business and professional litigation.

James M. Guyette (63) has been a director since 1990. Since 1997, he has been president and chief executive officer of Rolls Royce North America, Inc. Mr. Guyette served as executive vice president of UAL Corporation, the parent company of United Air Lines, Inc., from 1985 to 1995 when he retired after more than 28 years of employment with that company. He is currently an executive director on the boards of Rolls-Royce North America Holdings, Inc. and Rolls-Royce plc and is chairman of the board of International Aero Engines. He also is a member of the board of directors of Priceline.com (NASDAQ: PCLN) and serves on that board’s compensation committee and chairs its nominating and corporate governance committee. Mr. Guyette is vice-chairman of the board of directors of Smithsonian Institution’s National Air and Space Museum and is a member of the board of directors of the U.S. Chamber of Commerce.

Philip M. Kayman (67) has been a director since 1990. Mr. Kayman is an attorney in private practice, concentrating in real estate law. Mr. Kayman was a senior partner with the law firm of Neal, Gerber & Eisenberg, LLP in Chicago, Illinois from the firm’s founding in 1986 until June 2006, and was also formerly special counsel to Global Hyatt Corporation from June 2006 until 2007. Since September 2008, he has been an adjunct professor at the Brennan School of Business of Dominican University.

William J. Podl (64) has been a director since August 1999. Mr. Podl was an organizer of Towne Square Financial Corporation, which was purchased by the Company in August 1999. Mr. Podl founded Doran Scales, Inc., located in Batavia, Illinois, in 1976, and served as its chairman, chief executive officer and president until his retirement in 2007.

Collin E. Roche (38) was appointed to the board of directors upon the closing of the Company’s $200 million private placement on December 11, 2007. He has been a principal of GTCR Golder Rauner, L.L.C. (“GTCR”) since 1996. Prior to joining GTCR, Mr. Roche was an investment banker with EVEREN Securities, Inc. and Goldman Sachs & Co. Mr. Roche is a director of numerous private companies as well as public company VeriFone Holdings, Inc. (NYSE: PAY) where he serves on its compensation committee.

William R. Rybak (58) has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., an investment services firm located in Chicago, and a member of the board of trustees of Jackson National Life Funds and the Calamos Mutual Funds, and Chairman of the Board of Trustees of Lewis University. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., from 1986 until 2001.

Class I Directors Serving Until 2011

William A. Castellano (67) has been a director since 1991. Since 1996 he has been chairman and founder of Worknet, Inc. located in Naperville, Illinois. Worknet provides computer network hosting, engineering and support services to businesses. From 1995 to 2001 he was also the founder and Chairman of Workspace, a firm marketing office furniture to companies in the Chicago area. Also he was the founder and CEO of Chrysler Systems Leasing from 1977 to 1991.

Patrick F. Daly (60) has been a director since July 2004. He is the founder and chief executive officer of The Daly Group LLC, a Chicago-based group of companies focused on real estate development, brokerage and construction management services.

Cheryl Mayberry McKissack (53) has been a director since December 2003. She is the founder, president and chief executive officer of NIA Enterprises, LLC, a Chicago-based research and marketing services firm. Prior to founding NIA Enterprises in 2000, she served as worldwide senior vice president and general manager of Open Port Technology from 1997 to 2000. Ms. McKissack currently serves on the board of directors of Deluxe Corporation (NYSE: DLX), where she is chair of the corporate governance committee. Her civic involvement includes serving as a director of the University of Chicago Hospital, LINK Unlimited and the Gaylord & Dorothy Donnelley Foundation. She is also an adjunct Associate Professor of Entrepreneurship for the Kellogg School of Business at Northwestern University.

Ralph B. Mandell (68) is executive chairman and co-founder of the Company. He has been a director since 1989, and is a director of each of the Company’s bank subsidiaries. Mr. Mandell served as Chairman and Chief Executive Officer of the Company and The PrivateBank — Chicago since 1994 and assumed the additional title of President of both entities in March 1999, serving in this capacity until the November 2007 succession of the Chief Executive Officer and President roles to Mr. Richman. From inception until 1994, Mr. Mandell had the title of Co-Chairman. Prior to starting The PrivateBank — Chicago and PrivateBancorp, Mr. Mandell was the chief operating officer of First United Financial Services, Inc., from 1985 to 1989, and served as its president from 1988 to 1989. First United, a company that was traded on the NASDAQ National Market, was sold to First Chicago Corporation in 1987. He also served as president of Oak Park Trust and Savings Bank, a subsidiary of First United, from 1985 until 1988. Prior thereto, Mr. Mandell had served as executive vice president of Oak Park Trust and Savings Bank since 1979.

Edward W. Rabin, Jr. (62) has been a director since December 2003. Mr. Rabin was president of Hyatt Hotels Corporation from 2003 until his retirement in 2006 and also served as its chief operating officer beginning in 2000. Mr. Rabin is a director of WMS Industries (NYSE: WMS), where he also serves on its audit and ethics committee and chairs its compensation committee, Sally Beauty Holdings (NYSE: SBH), where he serves on its compensation and nominating and corporate governance committees and Oneida Holdings Inc.

Larry D. Richman (56) has been a director since November 5, 2007, when he joined the Company as president and chief executive officer of PrivateBancorp, and chairman, president and chief executive officer of The PrivateBank — Chicago. Mr. Bobins assumed the position of non-executive chairman of The PrivateBank-Chicago in July 2008. Mr. Richman was previously president and chief executive officer of LaSalle Bank N.A. and president of LaSalle Bank Midwest N.A., which was sold to Bank of America Corporation on October 1, 2007. Mr. Richman began his career with American National Bank and joined Exchange National Bank in 1981, which merged with LaSalle Bank in 1990. As a member of LaSalle’s executive leadership team, Mr. Richman played a key role in its growth from approximately $7 billion in total assets in 1990 to $120 billion in 2007. Mr. Richman serves on the boards of the Museum of Science and Industry, Northwestern Memorial Hospital, and the Field Museum, and is on the Dean’s Advisory Council at Indiana University’s Kelley School of Business.

CORPORATE GOVERNANCE

Director Independence

In addition to the transactions disclosed under the section captioned “Transactions With Related Persons” below, in making its determination regarding director independence, the Nominating and Corporate Governance Committee as well as the full Board of Directors consider any other material relationships each of our directors may have with the Company, other than as a director, that would impair his or her independence. To assist the Committee and the Board in this regard, each director completes a questionnaire designed to identify relationships that could affect their independence. The Committee and the Board reached its determinations by considering all relevant available facts and circumstances surrounding a director’s business, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. In particular, the Committee and the Board considered the outstanding credit relationship between each outside director and the Company’s subsidiary banks and donations made (in the Company’s name) to civic and charitable organizations on whose boards certain of the directors serve. With respect to Mr. Coleman, the Board considered Mr. Coleman’s representation of certain officers of the Company and the Bank in personal legal matters related to their separation from LaSalle Bank. The Board also considered prior legal services provided to the Company and/or the Bank by law firms currently or formerly associated with Messrs. Daly and Kayman, as well as the amount of fees paid to a company owned by Mr. Castellano for certain information technology services provided to the Bank. Following these reviews, the Board of Directors determined that there were no relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment by those directors in carrying out the responsibilities of a director.

Based upon this analysis and the recommendations of the Nominating and Corporate Governance Committee, the Board of Directors determined that Messrs. Beal, Castellano, Coleman, Daly, Guyette, Kayman, Podl, Rabin, Roche, Rybak, Tyree, Silva and Ms. McKissack are “independent” directors, in accordance with the NASDAQ listing standards.

Director Nomination Procedures

The Board of Directors has delegated responsibility to the Nominating and Corporate Governance Committee to identify and select director nominees who can exercise business judgment and have the necessary personal traits and skills to provide effective oversight of management and serve the best interests of stockholders. The Nominating and Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of stockholders.

In selecting director nominees, the Nominating and Corporate Governance Committee will consider the existing composition of the Board and the committee’s evaluation of the mix of disciplines, experience and other characteristics of Board members appropriate for the perceived needs of the Company. The Board and the Nominating and Corporate Governance Committee believe that an appropriate mix of experience, knowledge and judgment and a diversity of perspectives on the Board, along with a commitment to active participation, will enhance Board effectiveness. The Board and the Nominating and Corporate Governance Committee also believe that continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight. Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Nominating and Corporate Governance Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who the committee believes have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

Under its policies, the Nominating and Corporate Governance Committee also considers the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ standards;

•	at all times at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•	at all times the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

Policies approved by the Board recognize the following characteristics and skills as minimum qualifications for any potential director candidate:

•	highest personal and professional ethics and integrity;

•	a commitment to the Company’s values;

•	ability and willingness to devote sufficient time and attention to fulfilling Board duties and responsibilities;

•	relevant business, professional or managerial skills and experience; mature wisdom;

•	communication, leadership and team building skills;

•	comprehension of the Company’s business plans and strategies;

•	financial sophistication and/or literacy;

•	ability to assist in the formulation of business strategies and to monitor and guide expectations;

•	equipped to make informed and defensible judgments on a wide range of issues;

•	ability and willingness to exercise independent judgment and express tough opinions;

•	collegial personality; nonconfrontational and constructive, but able to challenge, ask tough questions in a manner that encourages open discussions and assesses responses;

•	good health and mental alertness; and

•	alignment of personal interests with long-term interests of stockholders.

Stockholder Director Nominee Recommendations. It is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. The Nominating and Corporate Governance Committee intends to evaluate any nominees recommended by stockholders in the same manner in which it considers nominees that it identifies and selects. To be timely, recommendations must be received in writing at the Company’s principal executive offices, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the date of the annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of the Company’s stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

Board Committees

Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors currently has five standing committees: (1) the Compensation Committee; (2) the Nominating and Corporate Governance Committee; (3) the Audit Committee; (4) Business Risk Committee; and (5) Executive Committee. Each of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ rules. We are considering consolidating the Bank Loan Committee, which is a Committee of the Board of Directors of The PrivateBank — Chicago, into the Business Risk Committee and anticipate creating a Community Reinvestment Act (CRA) and Community Affairs Committee of the Company’s Board of Directors in 2009.

Compensation Committee. The Compensation Committee is, among other things, responsible for developing, in collaboration with management, the Company’s compensation philosophy; reviewing the performance and making recommendations to the independent members of the Board of Directors regarding compensation of the Chief Executive Officer and Chairman of the Board; reviewing and approving the compensation of the Company’s other executive officers and any other officers who are the CEO’s direct reports; reviewing, approving and administering the Company’s annual bonus program; administering the Company’s equity incentive plans and other stock-related or incentive compensation plans or programs; reviewing and adopting any changes to or establishing executive compensation and employee benefit programs, non-cash compensation programs, retirement and savings plans, and fringe benefit and expense reimbursement programs; and reviewing and making recommendations for Board approval with respect to Board and Board committee compensation. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report included elsewhere in this proxy statement. The current members of the Compensation Committee are Messrs. Guyette (Chairman), Daly, Rabin, Roche, Silva, Tyree and Ms. McKissack. A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Nominating and Corporate Governance Committee is also responsible for taking a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Nominating and Corporate Governance Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct, at least annually, a performance assessment of the Board.

The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is posted under the Investor Relations portion of the Company’s website at www.pvtb.com. The current members of the Nominating and Corporate Governance Committee are Messrs. Guyette (Chairman), Daly, Rabin, Silva, Tyree and Ms. McKissack.

Audit Committee. The Audit Committee is responsible for supervising the Company’s accounting, reporting and internal control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules. The current members of the Audit Committee are Messrs. Coleman (Chairman), Beal, Guyette, Podl and Rybak. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

Business Risk Committee. The Business Risk Committee is responsible for overseeing the Company’s business risks including, interest rate risk, liquidity risk, price risk, transaction risk, compliance risk, strategic risk and reputation risk. The Business Risk Committee is also responsible for monitoring material new products or services, overseeing the quality and adequacy of the information technology infrastructure of the Company, and overseeing the work of Management’s Asset/Liability Committee and the Management Risk Committee. A majority of the members of the Business Risk Committee must consist of directors who have been determined by the Board to be “independent” within the meaning of the NASDAQ listing standards. The current members of the Business Risk Committee are Messrs. Rybak (Chairman), Bobins, Castellano, Coleman, Goldstein, Kayman, Mandell, Podl, and Richman.

Executive Committee. The Executive Committee is responsible for taking action between meetings of the full Board (if and when necessary), consulting with the CEO on strategic and other matters of import to the Company, and evaluating specific strategic matters delegated to the Committee by the full Board. The Executive Committee is comprised of the Chairman of the Board of the Company, the Chief Executive Officer of the Company, the Chairman of the Board of The PrivateBank — Chicago, the Chairman of the Audit Committee of the Company, the Chairman of the Compensation Committee of the Company and not less than two other members of the Board of Directors of the Company. The current members of the Executive Committee are Messrs. Richman (Chairman), Mandell, Bobins, Coleman, Guyette, Roche and Tyree.

Board and Committee Meetings

During 2008, the Board of Directors met 13 times, the Compensation Committee met 15 times, the Nominating and Corporate Governance Committee met 9 times, the Audit Committee met 21 times, the Business Risk Committee met 3 times and the Executive Committee met 6 times. Each of the directors of the Company attended at least 75% of the total number of meetings held of the Board and Board committees on which such director served during fiscal year 2008.

The Board of Directors met in “executive session” in April, June, September, October and December 2008. The Board of Directors meets in regularly scheduled “executive sessions” at least twice annually, usually at its June or July meeting and again at its December meeting. The Board’s policy is that the chairman of the Nominating and Corporate Governance Committee, or in his absence the chairman of the Audit Committee, presides at executive sessions of the Board. In February 2009, the Board appointed Mr. Guyette as lead independent director.

Director Continuing Education

The Company’s directors are encouraged to seek out and attend director education seminars throughout the year. The Company reimburses directors for their attendance at such seminars. This is in addition to director education provided during regularly scheduled meetings of the Board of Directors and its various committees as well as planned educational programming for the entire Board held outside of regularly scheduled Board meetings. During 2008, the following directors attended the continuing education programs mentioned below:

•	Mr. Beal attended an Ernst & Young sponsored seminar on issues and developments relating to U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards;

•	Mr. Coleman attended the Spring 2008 and Fall 2008 KPMG Audit Committee Roundtables; the Bank Director Magazine Audit Committee Annual Conference; and the Large Bank Audit Committee Chairman-Peer Exchange sponsored by Corporate Board Member Magazine. He also served as a speaker at the Bank Director Magazine Audit Committee Conference in Chicago and the American Bankers Association program: “Effective Board Committees — The Audit Committee and Beyond”;

•	Mr. Kayman attended a seminar on current issues in corporate governance at Dominican University Graduate School of Business;

•	Mr. Podl attended the Bank Director Magazine Audit Committee Annual Conference;

•	Mr. Rabin attended an Outstanding Directors Exchange (ODX) conference;

•	Mr. Richman attended a governance conference at Northwestern University Kellogg School of Management; and

•	Mr. Rybak attended the Investment Company Institute Directors’ Conference.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 683-7100 or visit the Investor Relations page on the Company’s website at www.pvtb.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Corporate Secretary of the Company at PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603. The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.

Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. Each of the directors then serving attended the Company’s 2008 annual meeting other than Mr. Silva.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 31, 2009, with respect to (1) each director and nominee for director; (2) each of the named executive officers of the Company identified in this proxy statement; (3) all directors and executive officers of the Company as a group; and (4) each beneficial owner of more than 5% of any class of voting securities of the Company.

	Number of
	Common		Unvested			Total
	Shares		Restricted	Unvested	Currently	Amount of	Total
	Beneficially		Stock	Restricted	Exercisable	Beneficial	Percentage
	Owned		Units	Stock	Options	Ownership(1)	Ownership(1)

5% or Greater Stockholders
GTCR Golder Rauner II, L.L.C. and affiliated funds 6100 Sears Tower Chicago, Illinois 60606	4,006,070	(2)	—	—	—	4,006,070	11.24%
Ariel Investments, LLC 200 East Randolph Dr. Ste. 2900 Chicago, Illinois 60601(3)	3,952,645		—	—	—	3,952,645	11.73%
Barclay’s Global Investors, N.A. 400 Howard Street San Francisco, CA 94105(4)	1,921,945		—	—	—	1,921,945	5.70%
Directors
Ralph B. Mandell	950,280	(5)	66,369	36,661	73,264	1,126,574	3.34%
Larry D. Richman**	48,345	(6)	—	163,322	37,500	249,167	*
Donald L. Beal	7,877		237	—	10,000	18,114	*
Norman R. Bobins	27,276		626	—	26,667	54,569	*
William A. Castellano	351,681	(7)	237	—	13,000	364,918	1.08%
Robert F. Coleman	72,081	(8)	237	—	31,000	103,318	*
Patrick F. Daly	30,131		237	—	10,000	40,368	*
William A. Goldstein	226,717		237	—	4,000	230,954	*
James M. Guyette	107,483	(9)	237	—	22,000	129,720	*
Philip M. Kayman	92,237		237	—	31,000	123,474	*
Cheryl Mayberry McKissack	6,481		237	—	10,000	16,718	*
William J. Podl	85,849		237	—	13,000	99,086	*
Edward W. Rabin, Jr.	50,431	(10)	237	—	10,000	60,668	*
Collin E. Roche	4,006,070	(11)	—	—	—	4,006,070	11.24%
William R. Rybak	12,506	(12)	237	—	10,000	22,743	*
Alejandro Silva	9,448		237	—	7,000	16,685	*
James C. Tyree	1,592,424	(13)	237	—	—	1,592,661	4.73%

Total Directors	7,677,317		70,076	199,983	308,431	8,255,807	24.27%
Non-director Named Executive Officers
Bruce R. Hague	16,120	(14)	—	40,000	12,500	68,620	*
Dennis L. Klaeser	41,762		—	5,000	62,153	108,915	*
Bruce S. Lubin	21,485	(15)	—	40,000	12,500	73,985	*
Kevin J. Van Solkema	6,000		—	20,000	6,250	32,250	*

Total Directors and Executive Officers (29 persons)	7,893,727		70,076	554,377	516,259	9,034,439	26.40%

*	Less than 1%

**	Denotes person who serves as a director and who is also a named executive officer.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)	Based on the information included in an amended Schedule 13D filed by GTCR Golder Rauner II, L.L.C. and related entities with the SEC on June 16, 2008; includes 1,951,037 shares of common stock issuable upon the conversion of 1,951.037 shares of Series A Junior Nonvoting Preferred Stock.

(3)	Based on the information included in an amended Schedule 13G filed by Ariel Investments, LLC with the SEC on April 9, 2009.

(4)	Based on information included in a Schedule 13G filed with the SEC on February 5, 2009 by Barclay’s Global Investors, N.A., Barclay’s Global Fund Advisors, Barclay’s Global Investors, Ltd., Barclay’s Global Investors Japan Limited, Barclay’s Global Investors Canada Limited, Barclay’s Global Investors Australia Limited and Barclay’s Global Investors (Deutschland) AG.

(5)	Includes 69,000 shares held by Mr. Mandell’s spouse and 18,733 shares allocated to Mr. Mandell’s account in the KSOP.

(6)	Includes 820 shares held by Mr. Richman’s children and 296 shares allocated to Mr. Richman’s account in the KSOP.

(7)	Includes 10,950 shares held by Mr. Castellano’s children and 20,100 shares held by WMC Investment Ltd. Partnership.

(8)	Includes 2,535 shares held by Mr. Coleman’s spouse. Also includes shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee. Mr. Coleman disclaims beneficial ownership of 5,339 shares held in the Retirement Savings Plan in which he has no pecuniary interest.

(9)	Includes 9,800 shares held by Mr. Guyette’s spouse.

(10)	Includes 5,250 shares held by Mr. Rabin’s spouse.

(11)	Based on the information included in a Form 4 dated September 2, 2008 filed by Mr. Roche with the SEC. All 4,006,070 shares are beneficially owned by GTCR Golder Rauner II, L.L.C. and related entities, of which Mr. Roche is a member and/or partner; includes 1,951,037 shares of common stock issuable upon the conversion of 1,951.037 shares of Series A Junior Nonvoting Preferred Stock. Mr. Roche disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein.

(12)	Includes 2,260 shares held by Mr. Rybak’s spouse.

(13)	1,591,243 of the shares shown as owned by Mr. Tyree are beneficially owned by Mesirow Financial Holdings, Inc. and related entities, of which Mr. Tyree is an executive officer and/or partner. Mr. Tyree disclaims beneficial ownership of all shares owned by Mesirow Financial Holdings, Inc. and related entities.

(14)	Includes 300 shares held by Mr. Hague’s spouse, 600 shares held by Mr. Hague’s children and 665 shares allocated to Mr. Hague’s account in the KSOP.

(15)	Includes 1,485 shares held by Mr. Lubin’s daughter.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2008 was the first full year of the execution of the Strategic Growth Plan (the “Plan”) we launched during the fourth quarter of 2007. The aim of the Plan is to realize our vision to be the bank of choice for middle market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families in each of our markets. Our Plan was born out of the significant disruption in the Chicago marketplace caused by the acquisition of LaSalle Bank, the Midwest’s leading, relationship-based middle-market lender, by Bank of America in 2007. As its initial phase, the Plan called for the recruitment of LaSalle’s top middle market lenders, commercial bankers and executives. We were successful in meeting the recruiting goals of our Plan. During the fourth quarter of 2007, we hired Larry D. Richman, former CEO of LaSalle Bank as our President and CEO. We have also hired approximately 150 commercial banking and supporting executive managing directors, managing directors and associate managing directors since the third quarter of 2007 from LaSalle/Bank of America and other commercial banks. We attribute our success in the initial phase to an aggressive recruiting plan. Our willingness to commit substantial resources and use significant performance-based pay to attract, retain and motivate our executives and other key contributors has allowed us to seize the opportunity presented and build on our strategic vision.

Our Strategic Growth Plan calls for us to evolve and reposition our business and brand and thereby capture new and larger client relationships. The Plan places the present and future value of our Company in the hands of our team and is dependent on their ability to execute the Plan successfully. For the long-term interests of our stockholders, we need our senior executives and key contributors to perform at superior levels. As a result, we took significant steps during the recruiting effort in late 2007 and throughout 2008 to motivate and reward our senior executives and other contributors, including both new hires and those who have served the Company for many years. We granted performance-based equity awards, adjusted pay levels and provided annual incentive compensation that recognized achievement of key performance metrics during 2008. These key performance metrics are fundamental to the long-term success of the Plan and the value-enhancement we are committed to achieving for our stockholders. We believe these steps were critical to our accomplishing many important goals during the first full year of the Plan’s execution. The following is a description of some of the goals we accomplished in 2008:

•	We successfully reorganized management of our Company from a geography-centric model to one organized along five lines of business, Illinois Commercial and Specialty Banking, National Commercial Banking, Commercial Real Estate, The PrivateClients Group and The PrivateWealth Group. This line-of-business based model enables us to focus on our core capabilities and encourage performance by evaluating and appropriately rewarding business unit results.

•	We increased our loan portfolio by $3.9 billion, or 92%, during 2008, as a result of a dramatic increase in client relationships, producing a better than 50% increase in revenue and a 101% increase in year-end assets to $10.0 billion from $5.0 billion at year-end 2007.

•	We increased total deposits to $8.0 billion at year end 2008, a 113% increase over year-end 2007. Client deposits rose $2.8 billion to $6.0 billion at year end 2008. Growth in deposits, primarily client deposits, was and continues to be a key performance indicator for us. We are particularly focused on funding the majority of our loan growth with client deposits in order to deepen our customer relationships and maximize our margins.

•	We increased fee income by nearly 60% in 2008, as we were successful in expanding our product offerings and cross-selling those services to new and existing clients.

•	We made substantial investments in our risk infrastructure during the year to enhance and support important enterprise risk management activities. As a result, our loan growth was selective and reflective of a rigorous credit quality process. In addition, we undertook a comprehensive review of our residential development loan portfolio following the severe economic downturn at the beginning of the fourth quarter resulting in loan loss charge-offs of $126.0 million, which were directly attributable to our legacy loan portfolio.

Overall, 2008 was marked by leadership decisions and performance that placed the Strategic Growth Plan on track for long-term success, notwithstanding the challenging economic climate. We believe each of the achievements and actions mentioned above positions us to continue to appropriately grow and diversify our business. This growth and diversification, in turn, is expected to contribute to the creation of the long-term stockholder value our Plan is designed to deliver. Our compensation program in 2008 rewarded our executive officers and employees as a whole in proportion to the relative contributions they made to our achievements.

Our earnings results for 2008 were disappointing. We knew 2008 would be a transition year as it relates to earnings performance because of the significant costs associated with attracting high quality bankers and building the infrastructure to support our new, larger Company. We did not expect the deterioration in the credit markets that was experienced throughout 2008. As mentioned above, it led us to a comprehensive risk review of our legacy loan portfolio during the fourth quarter and a decision to charge off a significant number of credits and largely exit the residential development lending line of business.

Despite the loss for the year, we honored the terms of the incentive compensation plan and paid bonuses to executive officers as well as other company officers and staff for attaining predetermined goals. We did this for a number of reasons.

•	First, we had established performance goals we believed were key indicators of the early success of the Strategic Growth Plan, including revenue growth, efficiency ratio and the ratio of core deposits to total loans. In certain cases, goals for these metrics were met or exceeded and in some cases they were not, with bonus payments affected accordingly.

•	Second, our ability to achieve future success in the Strategic Growth Plan is directly related to the ability to retain our talent base, most notably the senior relationship bankers. In large part, these individuals contributed to excellent business line performance in 2008. As a result, and despite the disappointing corporate level performance, they were deserving of incentive compensation.

•	Third, we are in a unique position relative to many other banks, embarking on an aggressive, transformational change in strategy during an extremely challenging year in the banking industry. Our success is highly dependent on retaining our senior executives and key employees and motivating them to achieve our long-term goals. This was heightened during 2008 by the fact that for many of our senior executives and officers, their restrictive covenants became applicable only if they remained with us at year end. In these respects, we believe the incentive compensation opportunity we provided and payments we made for 2008, like other costs we incurred in rolling out the Strategic Growth Plan, represented an important investment in our future.

Our overall compensation program and the amounts paid or provided to our senior executive officers are described in the remainder of this Compensation Discussion and Analysis and the accompanying tables and narrative below. The program has been designed to enable us to attract, retain and motivate the talent needed for our strategic initiative to be successful. Although the compensation program represents substantial cost and potential dilution to our stockholders, we believe it is appropriate in light of the strategic opportunity presented. A substantial majority of the value of the compensation package is contingent on performance and is, by design, at risk. For our senior executives and employees to earn the bulk of the compensation, we must achieve aggressive financial goals and experience significant growth in stockholder value. This assures alignment of the interests of our management team with our strategic objectives and, in turn, the interests of our stockholders.

In the following sections of this Compensation Discussion and Analysis, we describe and analyze:

•	the potential effects of our participation in the TARP Capital Purchase Program through the receipt of an investment by the U.S. Treasury Department in $244 million of our preferred stock on January 30, 2009 and the subsequent enactment of American Recovery and Reinvestment Act of 2009 on our executive compensation program and our ability to attract, retain and motivate our senior executive officers and important contributors;

•	our Compensation Committee, its practices and procedures;

•	our compensation philosophy;

•	the elements of our executive compensation program;

•	the decisions of the Compensation Committee in administering our executive compensation program;

•	employment agreements and severance arrangements; and

•	additional information relating to executive compensation, including stock ownership guidelines.

This information, together with the tables and narrative that follow, makes up the executive compensation which stockholders are being asked to approve in a non-binding, advisory vote, at the annual meeting.

TARP, the American Recovery and Reinvestment Act of 2009 and Other Legislative Action

We participated in the TARP Capital Purchase Program (the “CPP”) through which the U.S. Treasury Department (the “Treasury Department”) invested approximately $244 million in our preferred stock and warrants on January 30, 2009. Participation in the CPP mandates that we implement certain restrictions and limitations on executive compensation. In particular, there are requirements to limit severance pay, establish the right to recover (clawback) incentive compensation paid to certain executive officers based on financial statements or performance metrics that are subsequently determined to be materially inaccurate, conduct a review to ensure our incentive compensation programs do not encourage our senior executive officers to take excessive risks and limit our tax deductions for senior executive officer remuneration. As a result, to comply with these requirements:

•	each of our executive officers entered into agreements with the Company and provided waivers to the Company and to the Treasury Department consenting to the restrictions and limitations required by the CPP rules as reflected in the Emergency Economic Stabilization Act of 2008 (“EESA”) enacted in September 2008 and the Treasury Department regulations issued on October 20, 2008;

•	the Committee conducted, with the assistance of our senior risk officer, a review of our senior executive officer incentive compensation programs from a risk perspective and concluded they do not encourage our senior executive officers to take unnecessary or excessive risks that threatens the value of the Company; and

•	beginning in 2009, we will limit the tax deductibility of the remuneration earned by certain of our executive officers to $500,000 each during years in which the Treasury Department holds the preferred stock it purchased from us.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA amends the EESA provisions relating to executive compensation by directing the Treasury Department to issue regulations implementing stricter limitations on compensation paid or accrued and establishing additional executive compensation-related corporate governance requirements on financial institutions participating in the CPP. These limitations and requirements, which will apply to the Company, are to include:

•	a prohibition on paying or accruing bonus, incentive or retention compensation for at least our five most highly-compensated employees, other than: (a) certain awards of long-term restricted stock which may not exceed one-third of annual compensation and which may not fully vest prior to the date the Treasury Department no longer holds any of our preferred stock, or (b) bonuses payable under existing written employment agreements;

•	a prohibition on making any severance or other incremental payments to the five highest paid executive officers and the next five most highly-compensated employees upon departure from the Company, other than payment of compensation earned for services rendered or accrued benefits;

•	an expansion of the “clawback” provision described above by subjecting bonus, incentive and retention payments made to our five highest paid executive officers and next 20 most highly compensated employees to repayment if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	a prohibition on any compensation plan that would encourage manipulation of reported earnings in order to increase the compensation paid to any employee;

•	a requirement that the Committee meet at least semi-annually to review compensation programs in relation to risk;

•	establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures including entertainment or events, office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•	submitting a “say-on-pay” proposal to an advisory, non-binding vote of stockholders, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement (such a proposal will be presented at the annual meeting, as described in this proxy statement under “Proposal 3. Advisory (Non-Binding) Vote on Executive Compensation”;

•	the opportunity for a review by the Treasury Department of any bonus, retention awards or other compensation paid prior to February 17, 2009 to our five highest paid executive officers and next 20 most highly paid employees, to determine if such payments were inconsistent with the CPP or were otherwise contrary to the public interest, and negotiate for the return of any such payments; and

•	Chief Executive Officer and Chief Financial Officer annual certifications indicating the Company is in compliance with all executive compensation and corporate governance requirements of EESA, as amended by ARRA.

As noted, the ARRA directs the Treasury Department to issue regulations implementing the provisions of the ARRA. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the law or other guidance has been issued by the Treasury Department to date. Pending the issuance of regulations, the Board, Committee and management have been and will continue to review the requirements of the ARRA and its impact on the Company’s executive compensation program. As described more fully below, due to the uncertainty relating to the ARRA, we granted a restricted stock award to our CEO instead of paying his 2008 bonus in cash. The limitations and restrictions which may be imposed under the ARRA may adversely impact the ability of our executive compensation program to meet the important objectives of attracting, retaining and motivating talented individuals upon whom we are dependent to achieve our strategic goals. As a result, we may consider making substantial modifications to the form, manner, timing and amount of compensation paid or awarded to our executive officers and most highly-compensated employees to keep with our compensation philosophy in order to meet these objectives while complying with the requirements of ARRA. Such modifications may include, among other things, increases to base salaries, the reduction or elimination of bonus compensation, the use of stock to pay bonus or other compensation and issuance of long-term restricted stock awards.

Since March 15, 2009, several bills have been introduced in Congress in response to the payment of bonuses by AIG, and these are in various stages of Congressional action. Although the primary focus of the proposed legislation is purported to be on the largest financial institutions participating in the CPP and related programs, at least one proposal, if enacted, would impose a 35% tax on the Company and on our officers, employees and Board members with respect to certain bonus and incentive compensation attributable to services rendered in 2009 and any subsequent calendar year, until we redeem from the Treasury Department at least $144 million of the $244 million of preferred stock purchased by the Treasury Department from us under CPP. Another legislative proposal would limit financial and other institutions receiving capital investments under CPP to certain pay practices, including the establishment of performance standards, dictated in regulations to be issued by the Treasury Department. This legislation does contain, however, provisions that would permit the exemption of CPP participants, like us, who received less than $250 million in capital investment from the Treasury Department. It is not known at this time whether any of these or other restrictions on compensation will be enacted, or what effect, if any, they will have on us.

Except as expressly referenced in the following discussion, the discussion does not address the effect, if any, that compliance with the CPP and ARRA, or any other legislation, may have on our executive compensation program.

Our Compensation Committee and Its Practices

Membership. The Compensation Committee of our Board of Directors has seven members: Messrs. Guyette (Chairman), Daly, Rabin and Silva and Ms. McKissack, each of whom served throughout 2008, and Messrs. Roche and Tyree, who were appointed to the Committee following our annual meeting of stockholders in May 2008. Each of the members is an “independent” director in accordance with NASDAQ rules.

Duties and Process. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the current charter, as updated in January 2009, is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

The Compensation Committee is responsible for implementing and monitoring our overall executive compensation program. This responsibility includes:

•	in collaboration with management, developing the Company’s compensation philosophy for approval by our Board of Directors,

•	overseeing the administration of the compensation philosophy and monitoring of its effectiveness,

•	reviewing and making recommendations to the independent members of our Board regarding the compensation of our CEO and of our Chairman of the Board,

•	reviewing and approving the compensation of our other senior executive officers and any other officers who are direct reports to the CEO,

•	reviewing, approving and administering the Company’s annual bonus program, including establishing performance goals and determining bonus amounts,

•	administering our long-term incentive compensation programs, including grants of stock-based compensation and the establishment of vesting and other provisions, including, when applicable, establishing and determining achievement of performance goals, if any,

•	facilitating the annual performance appraisal of our CEO and Chairman of the Board by the Board and overseeing other executive performance matters,

•	making recommendations to the Board with respect to director compensation,

•	consideration, review and approval of employment, severance and similar agreements and plans for executive officers,

•	monitoring the overall effectiveness of our executive compensation programs and total compensation philosophy,

•	reviewing and approving the composition of the peer group of companies used for benchmarking the Company’s compensation program,

•	reviewing, discussing with management and approving any disclosures regarding executive compensation required to be included in the Company’s proxy statement, including this Compensation Discussion and Analysis, and determining whether or not such disclosures should be included in the Company’s annual report on Form 10-K,

•	meeting in executive session without members of management present at least twice each year and at additional times as appropriate and conducting an annual performance evaluation of the Committee,

•	retaining advisors to assist the Committee with executive and director compensation matters,

•	as required by our participation in the CPP, undertaking a review of our incentive compensation arrangements for senior executive officers and making reasonable efforts to ensure such arrangements do not encourage unnecessary or excessive risks that would threaten the value of the Company, and

•	other obligations required by the ARRA as described above.

In performing its responsibilities, the Compensation Committee takes into account any number of relevant factors, which may include:

•	the executive’s performance,

•	the Company’s performance and where applicable, the performance of a business unit,

•	its evaluation of key financial metrics that best represent measurements of short-term and long-term success,

•	stockholder return,

•	comparative factors, including internal pay equity, local market conditions, and external competitive pay and relative performance data,

•	incentive, motivation and retention considerations,

•	tally sheets for individual executives, which provide a review of current and historical cash and equity compensation, amounts payable under various termination of employment scenarios and an analysis of stock ownership and potential wealth accumulation over different long-term periods,

•	tax, accounting and other factors affecting the cost of compensation to the Company, and

•	advice and recommendations of management, the compensation consultant and counsel.

Compensation Consultant. The Compensation Committee receives the independent advice of a compensation consultant in determining the amount and form of executive and director compensation. The consultant is retained by, and reports directly to, the Committee. The consultant also works with management with the knowledge and approval of the Committee.

In May 2007, the Compensation Committee retained Deloitte Consulting as special compensation consultant in connection with its succession planning activities and review of our agreements with Mr. Mandell. As our Strategic Growth Plan evolved, Deloitte provided benchmarking and advice relating to the development of the new compensation program that was designed in connection with our recruitment efforts. This program included the development of the long-term equity incentive opportunity levels, performance hurdles, salaries and bonus amounts. Since the initiation of the execution of the Strategic Growth Plan in October 2007, the Committee has retained Deloitte Consulting as its on-going consultant with respect to all aspects of executive compensation and to provide advice with respect to certain matters pertaining to our overall compensation program. A representative of Deloitte Consulting was present at each Committee meeting held during 2008.

Benchmarking and Peer Group Data. In late 2007, we asked Deloitte to review our existing peer group and make recommendations for an updated peer group based upon our new strategic direction and goals we had set for asset size and profitability. With the input of Deloitte and management, in January 2008 the Committee approved a peer group consisting of the following 17 financial institutions:

Associated Banc-Corp	Cullen/Frost Bankers, Inc.	Susquehanna Bancshares, Inc.

BOK Financial Corporation	First Midwest Bancorp, Inc.	UMB Financial Corporation

Boston Private Financial Holdings, Inc.	MB Financial, Inc.	Valley National Bancorp

Citizens Republic Bancorp, Inc.	Old National Bancorp	Wilmington Trust Corporation

City National Corp.	Pacific Capital Bancorp	Wintrust Financial Corporation

Commerce Bancshares, Inc.	The South Financial Group, Inc.

This peer group reflects bank holding companies from around the country that emphasize commercial lending and wealth management and match our target asset size and market capitalization. The peer group entities range in asset size from approximately $7.3 billion to $24.2 billion as of December 31, 2008 and market capitalization at year-end 2008 from approximately $323 million to $3.3 billion, as compared to our asset size and market capitalization at December 31, 2008 of approximately $10.0 billion and $1.1 billion, respectively. We believe these companies are an appropriate group against which to benchmark our performance and compensation given their size compared to where we have grown and expect to grow with the execution of our Strategic Growth Plan.

During the fourth quarter of 2008, the Committee asked Deloitte to review the peer group and to make any recommendations the firm might have with respect to modifications to the peer group. Based on the recommendation of Deloitte, the Committee approved continued use of the peer group into 2009.

Consideration of Internal Pay Equity and Local Market Considerations. In addition to benchmarking and peer group data, the Committee also considers internal pay comparisons and local market considerations as part of its decision-making process. The pay levels of the recruited executives with LaSalle were a material factor in setting their compensation coming into the Company and, in turn, have influenced the pay decisions made with respect to existing officers as it is important to have a uniform compensation structure to support a unified management team. During 2008, we continued to harmonize compensation levels further down in the organization.

Role of Management and Counsel. The Committee seeks input and recommendations from the CEO, CFO, General Counsel, Chief Human Resources Officer, other directors, Deloitte, and outside counsel as part of its decision-making process. The executives and counsel provide support to the Committee in the discharge of its responsibilities, including information relating to individual and Company performance, tax, accounting and cost information and legal and corporate governance analysis and recommendations. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to the CEO’s compensation.

Executive Sessions. The Committee meets regularly in executive session with only Committee members and, occasionally other members of the Board, the consultant or outside counsel present, to discuss matters and take final action with respect to compensation decisions.

Our Compensation Philosophy

Objectives of Our Executive Compensation Program. With the inception of our Strategic Growth Plan, we established an executive compensation program designed to deliver superior pay for superior performance that contributes to building long-term stockholder value. The program supports our objectives, including to:

•	attract and retain a management team capable of successfully executing our Strategic Growth Plan,

•	motivate management to meet or beat aggressive performance hurdles that will contribute to long-term stockholder value,

•	compensate the management team based on performance, with above market pay if above market performance is achieved, and

•	build a unified management team focused on achieving exceptional financial performance goals together, while preserving the ability to differentiate compensation based on relative contribution to achieve those goals.

Target Total Direct Compensation Opportunity. Our executive compensation program reflects the executive compensation philosophy we have developed to support our Strategic Growth Plan. Our compensation philosophy reflects executive pay practices that mirror the significant repositioning of our Company through our Strategic Growth Plan. In short, our philosophy:

•	establishes our cash compensation at the 75th percentile and requires Company performance at a similarly high level after taking into account the effect of the continuing investments called for by our Strategic Growth Plan on our short-term financial performance; and

•	places a substantial majority of the long-term compensation of our CEO and named executive officers “at risk” by tying payment, in the form of equity awards, directly to achievement of the financial goals called for by our Strategic Growth Plan and/or growth in the value of our stock.

Performance Requirements. Our Strategic Growth Plan, adopted in the fourth quarter of 2007, calls for substantial growth in earnings and stock price over the initial five-year period. We incorporated the goals of the Strategic Growth Plan into performance targets upon which we conditioned a significant portion of the overall compensation our executives may earn. For example, a majority of the special, multi-year transformational equity awards made to the recruited officers and the corresponding awards made to officers of the foundation Company during the fourth quarter of 2007 and early 2008 are subject to aggressive performance vesting requirements. These awards include performance targets based on achieving 20% compound annual growth in earnings per share (EPS) from our EPS of $1.65 for the twelve months ended September 30, 2007. Achieving such EPS results in any year (with “catch-up” adjustment provisions in later years) is necessary for the stock options to vest. Similarly, for restricted stock grants made pursuant to the Strategic Growth Plan, vesting is dependent on achieving 20% compound annual growth in our stock price from $27.91, a base price determined in the fourth quarter of 2007. The required levels of EPS and stock price growth for the long-term performance-based incentive awards to vest are illustrated in the table below.

	20% Required Compound Annual	20% Required Compound Growth in
	EPS Growth Applicable to	Stock Price Applicable to Performance
Year	Performance Vesting Options	Share Awards[1]

2008	$1.98	$33.49
2009	$2.38	$40.19
2010	$2.85	$48.23
2011	$3.42	$57.87
2012	$4.11	$69.45

(1)	Based on achievement of target stock price for twenty consecutive trading days during the calendar year.

As discussed more fully below, with a net loss of ($3.13) per share for 2008, none of the performance-based stock options vested during 2008. However, the 2008 stock price performance hurdle for 2008 was achieved during 2008 and accordingly 20% of the performance share awards vested on December 31, 2008.

The Elements of Our Compensation Program

Under our compensation program, total target compensation is allocated among base salary, annual bonus and long-term incentives. Benefits and perquisites are also provided. The average percentage for each of the three components of compensation for our CEO and other named executive officers for 2008 is reflected in the table below. For purposes of this table, we have evenly divided the GAAP accounting value (as of December 31, 2008) of the special equity awards made in the fourth quarter of 2007 and the first quarter of 2008 by five years, which represents the vesting period applicable to the transformational equity awards.

Base Salary	Annual Bonus Opportunity	Long-Term Incentive

33%	35%	32%

Base Salary. The year end 2008 base salaries for our named executive officers are set forth in the following table:

Named Executive Officer	Position	2008 Base Salary

Larry D. Richman	President and Chief Executive Officer	$785,000
Dennis L. Klaeser	Chief Financial Officer	$310,000
Bruce R. Hague	President, National Commercial Banking	$435,000
Bruce S. Lubin	President, Illinois Commercial Banking	$385,000
Kevin J. Van Solkema	Chief Risk Officer	$260,000

Base salary, benefits and perquisites are the only non-variable elements of our executive compensation program. For 2008, the salaries of Messrs. Richman, Hague and Lubin were unchanged from the initial salaries established at the time they joined the Company. Those base salaries were determined in reference to their salaries at the time they left LaSalle Bank. Mr. Klaeser’s salary in 2008 reflected an adjustment made in December 2007 to bring his salary in line with the salary levels of the comparable officers who joined from LaSalle Bank. Mr. Van Solkema was hired in January 2008 at the base salary listed in the table above, which was based on his salary at the time he left LaSalle Bank.

In light of current economic conditions and the Company’s cost containment efforts, our CEO recommended, and the Committee concurred, that no increases in the base salaries of our executive officers would be made at January 1, 2009. However, we may consider increasing base salaries or taking other actions with respect to some or all of our executive officers consistent with our compensation philosophy and strategic goals in light of the limitations and restrictions on incentive and bonus compensation imposed by the ARRA.

Annual Bonus. Our annual bonus payments have historically represented a significant portion of the overall compensation package for our executives. As noted above, this continued to be the case in 2008, as the annual bonus opportunity represented approximately 35% of the total target compensation opportunity.

2008 Bonus Plan. The Committee established the annual bonus plan for 2008 in February 2008 at a time when the effect that the severe economic downturn would have on the Company and the banking industry could not have been fully comprehended. Under the terms of that bonus plan, a bonus pool would be established based on the Company’s 2008 financial performance. The financial performance metrics and weightings for the 2008 annual bonus plan established at that time were:

•	revenue growth (30%),

•	earnings per share (EPS) (30%),

•	efficiency ratio (non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income) (20%), and

•	the ratio of average core deposits-to-loans (20%).

The Committee determined that these metrics and weightings represented the key performance indicators for the transformation of the Company’s business that was to occur during 2008. The targets for each of the metrics were based on the Company’s operating plan for 2008 as approved by the Board in

February 2008. That operating plan established aggressive goals for revenue growth (53.3% year-over-year), EPS ($.50), core deposit growth as evidenced by the ratio of average core deposits-to-loans (62.9%) and efficiency ratio improvement (to 72.2%). These goals reflect a trajectory toward attainment of the long-term compound annual growth targets for EPS applicable to the transitional equity awards and the effects of the continuing investments expected to be made in this transitional year for the Company under the Strategic Growth Plan. Achievement of the operating plan goals for each of the metrics was set to fund a bonus pool at 75% of the target bonus level. Performance that exceeded or fell short of operating plan goals would result in funding levels in accordance with the matrix below.

Performance	Bonus Pool Funding Level

Maximum	125% of target bonuses
Target	100% of target bonuses
2008 Operating Plan	75% of target bonuses
Threshold	25% of target bonuses
Below Threshold	0% of target bonuses

As the matrix indicates, performance above the operating plan level was required to reach bonus pool funding at the 100%-of-target bonus level. The Committee established the requirement for above-plan performance in recognition of the fact that target total cash compensation levels for the Company’s executives are set at the 75th percentile of peer group. As established in February 2008, the bonus plan also provided that in the event EPS was below the threshold level, no amount would be funded in the incentive pool.

In accordance with their employment agreements, the Committee established target bonus percentages for Mr. Richman and other named executive officers as set forth in the following table.

2008 Target Bonus
Opportunity (Percentage of
Named Executive Officer	Base Salary)

Larry D. Richman	125%
Dennis L. Klaeser	90%
Bruce R. Hague	110%
Bruce S. Lubin	90%
Kevin J. Van Solkema	90%

The actual bonus awarded depended on the level of the bonus pool funded by the Company’s full year financial performance relative to the financial performance metrics and individual performance factors. For those executives with responsibility for specific units or functions, individual factors were tied primarily to the performance of those units and functions as well as achievement of individual performance goals in areas such as integrity, client service, team building, and contributions to the Company’s culture. It was intended that at least half of the final bonus amount was subject to consideration of individual performance factors and, as a result, an executive’s final bonus amount would reflect a greater or lesser percentage than the percentage of bonus pool funding, and total bonuses awarded relative to target could be a greater or lesser percentage than the percentage of aggregate target bonuses reflected in the incentive pool funded on the basis of Company-wide financial performance.

By the latter part of the second quarter of 2008, it became apparent to management and the Committee that, notwithstanding the pace of growth in new client relationships, quality loans and client deposits achieved during the first half of the year, all of which were meaningfully better than anticipated by the Strategic Growth Plan, the unprecedented turmoil in the credit and debt markets, the continuing downturn in the economy and resulting deterioration in the our pre-existing loan portfolio indicated that the Company’s overall financial goals for the year could not reasonably be achieved. It also became clear that the Company-wide funding mechanism would be insufficient to reward appropriately the performance of the business unit executives and key contributors whose performance were far exceeding their financial targets. In order to address the situation, management prepared and the Board approved a revised operating plan reflecting such performance and market conditions. In addition, in order to maintain the momentum of the client, loan and deposit growth and to provide incentives for management to stay engaged, the CEO recommended that corresponding changes be made to the annual bonus plan targets to reflect the revised operating plan. Maintaining a meaningful incentive compensation opportunity for the senior executives, officers and employees whose performance was contributing to the attainment of the Strategic Growth Plan was deemed critical, particularly in light of the fact that under the terms of their recruitment, significant restrictive covenants protecting the Company would not become binding if the senior executive or officer left prior to the year end 2008. The Committee, with input from Deloitte Consulting, adopted the recommendation and modified the 100%-of-target funding bonus plan goals as follows:

•	increased the revenue growth goal to 57.6% year-over-year to reinforce the importance of this key performance metric and maintain the incentive to achieve continued quality loan growth;

•	created an “adjusted” EPS metric equal to a net loss per share of ($.06) to reflect increasing loan loss provisions and to exclude from the calculation of EPS incremental loan loss provisions associated with loan growth in excess of our original 2008 operating plan;

•	decreased the core deposit growth metric of the ratio of average core deposits-to-loans to 64.5% to reflect the effect of higher than anticipated loan growth; and

•	reduced the efficiency ratio metric to 76.0% to reflect increased costs associated with hiring to support the unanticipated growth.

To further emphasize the importance of key performance metrics associated with Strategic Growth Plan success, the Committee revised the relative weightings by increasing the weighting for revenue growth to 40% and reducing the weighting for EPS to 20% and adopted provisions relating to the evaluation of and the weighting of business unit performance as part of the assessment of individual performance factors. The Committee made this change in response to management’s recommendation to base a greater portion of incentive pool funding on the metrics critical to the success of the Strategic Growth Plan and to reinforce within the business units the Committee’s intention to reward such performance.

2008 Annual Bonus Awards. Beginning in December 2008 and continuing into the first quarter of 2009, the Committee met several times relating to the determination of bonuses to Mr. Richman, the executive officers and other officers and employees for 2008 performance. In making the determination, the Committee had access to information relating to the Company’s performance against the bonus plan metrics, business unit performance, the Board’s evaluation of Mr. Richman’s performance, Mr. Richman’s evaluation of the individual performance of the executive officers, including the named executive officers, management’s recommendations and the observations of Deloitte. Based on its consideration of these factors, the Committee authorized the establishment of a bonus pool for 2008 equal to 62% of the target bonuses. The 62%-of-target funding level was based on the Company’s 2008 performance of 50.8% revenue growth, 70.7% average core deposits-to-average loans ratio and efficiency ratio improvement to 81.5% performance and revised 2008 bonus plan metrics. The 50.8% revenue growth, which was slightly below the revised target level as loan growth slowed during the second half of the year with the acceleration of the economic downturn, contributed 30 percentage points of the 62% funding total. In contrast, the 70.7% average core deposits ratio exceeded the bonus plan maximum for this category as client deposit gathering efforts exceeded expectations and produced a 25 percentage point contribution to the funding level. The combination of slowing loan growth and increased expenses attributable to the credit quality problems dampened the rate of efficiency ratio improvement, such that our performance was only slightly above the threshold for this metric resulting in contribution of the remaining seven percentage points toward the 62% funding level. Due to the net loss for 2008, no portion of the funding level was attributable to the adjusted EPS metric.

In determining the final bonus amounts awarded to our CEO and named executive officers, the Committee also considered business unit performance (with respect to Messrs. Hague and Lubin) and individual performance factors (with respect to the CEO and each named executive officer). The Committee also considered the fact that the Company incurred a net loss during 2008 and its application for and eventual receipt of funds under the CPP. As described more fully above, after careful evaluation of these factors, the

Committee determined that it was reasonable and appropriate to award bonuses in recognition of the strong performance of members of our management team and staff with respect to the revised 2008 Bonus Plan metrics which support achievement of our Strategic Growth Plan. The bonus amounts awarded are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below.

Mr. Richman’s award of $600,000 represented approximately 62% of his target bonus amount. The Committee determined that although Mr. Richman’s leadership of the Company during this difficult year was “above target,” it was appropriate to set his bonus amount at the Company-wide bonus pool funding level in light of his position as CEO. The bonuses awarded to Messrs. Hague and Lubin were $375,000 and $345,000, or approximately 78% and 100% of their target bonus amounts. These bonus amounts reflect their strong leadership and above-target business unit performance of the National Banking and Illinois Commercial and Specialty Banking units. The bonus for Mr. Van Solkema of $165,000, as a percentage of target bonus, exceeded the 62% Company-wide bonus pool funding level in recognition of Mr. Van Solkema’s efforts and execution in enhancing the Company’s risk management function. Effective February 6, 2009, Mark Holmes was appointed interim Chief Financial Officer succeeding Mr. Klaeser, who left the Company effective as of March 31, 2009. No bonus was awarded to Mr. Klaeser for 2008.

As mentioned above, certain provisions of the ARRA might preclude the Company from paying bonus or other incentive compensation to our five most highly compensated employees (or such greater number as may be specified in Treasury guidance or regulations), except in limited circumstances. In the absence of guidance from the Treasury Department with respect to whether such limitations are applicable or, if applicable, how such limitations are to be applied, we paid the 2008 annual bonus payments in cash to our executive officers (other than Mr. Richman) and other most highly compensated employees (other than Mr. Mandell) on March 13, 2009, in order to secure the full tax deductibility of such payments. Based on our good faith interpretation of the ARRA, we believe these payments to be in compliance with the ARRA and each recipient has agreed to promptly repay such amounts to the Company if such payments prove to have been in violation of the ARRA.

The ARRA provides that a restricted stock award may be made to the five most highly compensated employees without violating the prohibition on bonus and incentive payments if certain conditions are met. Those conditions limit the amount of restricted stock to no more than one-third of the recipient’s annual compensation and may not fully vest until we have redeemed all of the preferred stock from the Treasury Department. On March 30, 2009, we granted Mr. Richman 43,322 shares of restricted stock having a value of approximately $600,000 based on the $13.85 per share closing price that day in lieu of payment of his $600,000 bonus awarded for 2008. The shares will not fully vest and be transferable until we have redeemed the preferred stock, or on such earlier date as may be permitted under the ARRA. Under the terms of the award, the number of shares awarded is subject to reduction and the terms of the award are subject to modification to the extent required to comply with yet-to-be-issued Treasury Department guidance under the ARRA. We expect that we will make similar restricted stock awards to any of our executive officers or other highly-compensated employees if they are required to return their 2008 bonus payments described above due to limitations under the ARRA.

2009 Annual Bonus Plan. In March 2009, the Committee established the Company-wide annual bonus plan for 2009 which generally covers our CEO and our other officers, managing directors, assistant managing directors and staff. Under the terms of the plan, a bonus pool will be established based on the Company’s 2009 financial performance. The key financial performance indicators and weightings for the 2009 annual bonus plan are:

•	net income available to common stockholders (40%);

•	revenue growth (15%);

•	efficiency ratio (non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income) (15%);

•	the ratio of annual average client deposits-to-average loans (15%); and

•	ratio of non-performing assets and charge-offs as a percentage of loans (15%).

In establishing the 2009 annual bonus plan, the Committee determined these five factors to be critical financial performance measures of how well we execute the next phase of our Strategic Growth Plan. The targets for each of the metrics are based upon the Company’s operating plan for 2009 as approved by the Board in February 2009. The 2009 operating plan establishes aggressive goals which reflect:

•	a return to profitability as we realize the benefits of the operating leverage we have created through the asset growth and human capital investments under our Strategic Growth Plan,

•	revenue growth at a pace similar to our achievement in 2008,

•	maintenance of the favorable client deposit-to-loans ratio we achieved in 2008,

•	significant efficiency ratio improvement from 2008 which moves us closer to the efficiency ratios of our peers, and

•	credit quality levels which do not deteriorate significantly from year-end 2008 levels.

The separate, credit quality performance indicator is new for 2009 and reflects management’s and the Committee’s acknowledgement of the importance of quality loan growth and loan portfolio management to the Company’s overall performance and a foundation for long-term stockholder value creation. The increase in the relative weighting of the net income component reflects the emphasis that management and the Committee are placing on efficient and effective execution of the Strategic Growth Plan. In management’s view, the transformation of our Company is largely complete and 2009 must be the year that we begin to capitalize on the operating leverage created by our successes in 2008.

Achievement of the operating plan goals for each of the metrics will result in funding of the bonus pool at 100% of the target bonus level. Performance that exceeds or falls short of operating plan will result in funding levels in accordance with the matrix below.

Performance	Bonus Pool Funding Level

Maximum	150% of target bonuses
Superior	125% of target bonuses
Target (2009 Operating Plan)	100% of target bonuses
Threshold	20% of target bonuses
Below Threshold	0% of target bonuses

As the matrix indicates, weighted average performance above the operating plan level is required to reach bonus pool funding above the 100%-of-target level. In addition, the Committee approved two levels of above-target performance, superior and maximum, in order to provide additional incentives for our management and employees to continue to grow and strengthen our franchise. Achievement above superior performance with respect to any of the performance metrics will not be recognized, however, unless the level of net income available to common stockholders is also above the superior performance measures. Additionally, no bonus payments will be funded for our executive officers and certain other senior officers unless net income available to common stockholders exceeds a certain threshold level.

In accordance with their employment agreements, the Committee established 2009 target bonus percentages for Mr. Richman, Kevin Killips (who became our Chief Financial Officer effective March 3, 2009) and the other named executive officers whose employment is continuing as set forth in the following table.

2009 Target Bonus
Opportunity (Percentage of
Named Executive Officer	Base Salary)

Larry D. Richman	125%
Kevin M. Killips	90%
Bruce R. Hague	110%
Bruce S. Lubin	90%
Kevin J. Van Solkema	90%

The determination of the Company’s performance and resulting bonus pool funding will be made by the Committee in early 2010 based on the Company’s reported financial results for 2009. In accordance with the bonus plan, the Committee retains the discretion to make adjustments to the reported results and the bonus pool funding in the event of certain unusual or extraordinary events or financial statement items that, in the Committee’s determination, positively or negatively impact the reported financial results in a manner such that they do not appropriately reflect the Company’s actual performance during 2009. Such items may include, but are not limited to, prior period accounting adjustments, goodwill or deferred tax asset impairment charges, litigation costs related to prior periods, losses on disposal of assets, deposit insurance fund special assessments and extraordinary items.

The actual bonus, if any, awarded for 2009 will depend first, on the level of the bonus pool funded by the Company’s full year financial performance relative to the financial performance metrics described above, and then upon individual performance factors tied primarily to business unit performance and personal performance against individual goals. For 2009, Mr. Richman’s bonus will be based 80% on Company-wide financial performance and 20% on performance against his personal goals. For Messrs. Hague, Lubin and the other business unit leaders, the bonus will be based 40% on Company-wide performance, 40% on business unit performance and 20% on personal performance. For Messrs. Killips, Van Solkema and other executive officers in the support groups, bonus determinations will be weighted 75% on Company-wide performance and 25% on personal performance. Business unit performance will be determined based on the unit’s revenues and net income relative to the budgeted revenues and net income established in the development of the 2009 operating plan. Individual performance will be measured by the Committee based, in the case of Mr. Richman, on the Board’s evaluation of Mr. Richman’s performance against his Board-approved strategic, personal and leadership goals, and in the case of the other named executive officers, based on Mr. Richman’s evaluation of performance against the individual goals approved by Mr. Richman.

As mentioned above, the ARRA contains provisions that prohibit the Company from paying or accruing bonus, incentive or retention compensation to at least our five most-highly compensated employees, other than bonuses pursuant to certain written employment agreements and certain awards of restricted stock. This prohibition applies so long as the Treasury Department holds its investment in our preferred stock. This limitation is likely to affect Mr. Richman, and could affect other executive officers, with respect to bonuses which may be earned during 2009. As a result, we may not be able to pay or accrue bonuses to Mr. Richman or other individuals affected by this provision or, alternatively, may determine to pay such bonuses earned in the form of restricted stock meeting the requirements of the ARRA. Moreover, Company-wide implementation of our bonus plan may be adversely affected by current and future legislation. We may need to modify the bonus plan should any such laws be enacted.

Long-Term Incentives. Prior to 2007, we provided long-term incentive compensation exclusively through time-vested stock options and restricted stock awards under our stockholder approved Incentive Compensation Plan. During 2007, we established two new equity-based incentive compensation plans to facilitate the execution of our Strategic Growth Plan:

•	the Strategic Long-Term Incentive Plan authorizes the grant of equity awards covering up to 5,000,000 shares of our common stock as inducement awards to newly recruited officers and employees recruited to join us as part of our Strategic Growth Plan; and

•	the 2007 Long-Term Incentive Compensation Plan authorizes the grant of awards covering up to 5,000,000 shares of our common stock and is a new plan for making awards to our Company’s officers, directors and employees. Our stockholders approved this plan at the 2008 Annual Meeting of Stockholders.

As described above, we used multi-year, performance-based transformational equity awards as a material inducement for the former LaSalle Bank officers to join us. The amount and design of these awards was developed by the Committee with input from management, Deloitte Consulting and its other advisors. In developing the long-term incentive piece of the compensation program, the Committee sought to provide the newly recruited executives and employees with the potential for substantial upside gain only if those executives remain with the Company for the long term and are able to deliver significant value to the stockholders. We achieved this objective by:

•	granting several years’ worth of stock options and performance shares up-front, to send a strong recruiting message and provide significant upside opportunity to the executive in the value he or she helps to create,

•	subjecting more than half of the value of the long term awards to the achievement of what we believe to be top quartile (or above) growth in EPS and stock price over a five-year performance period, and

•	providing an opportunity to earn a portion of the remainder of the awards by remaining with the Company for at least five years.

The inducement awards for Messrs. Richman, Hague and Lubin were made on November 1, 2007, the day Mr. Richman joined the Company, in accordance with agreements entered into in connection with the recruitment of each of the executives. The inducement award was a combination of performance-vested stock options, time-vested stock options, and performance shares. In addition, on November 1, 2007, we made awards under the new 2007 Long-Term Incentive Compensation Plan to 26 foundation officers of the Company, including Mr. Klaeser, to provide similar incentives for them to support the Strategic Growth Plan. The amount of the awards made to the existing officers was less than those made in connection with recruitment, primarily in recognition of the inducement premium embedded in the awards made to the former LaSalle Bank officers and the upside potential represented by stock options and other awards previously granted to incumbent management. The inducement awards were made to Mr. Van Solkema on February 1, 2008, shortly after he joined the Company.

The stock options granted to Mr. Richman and the other named executive officers on November 1, 2007, have an exercise price of $26.10, the closing price of the Company’s common stock on November 1, 2007. One-half of the stock options (the performance-vesting options) and 100% of the performance shares will vest subject to satisfying the earnings per share goals (in the case of stock options) and stock price goals (in the case of restricted stock) described above for the five-year performance period 2008 through 2012. In addition, except in limited circumstances, the executive must be employed at the end of the year in which vesting occurs. Under the performance vesting provisions, one-fifth of the performance-vesting stock options will vest as of December 31st of each year beginning in 2008 if the required 20% compounded annual growth in earnings per share (EPS) has been achieved and one-fifth of the performance shares will vest as of December 31st of each year beginning in 2008 if a required 20% compounded annual growth in the Company’s stock price has been achieved during such year. The other one-half of the stock options are time-vesting options which vest on December 31st of each year beginning in 2008 through 2012, subject to continued employment on each such date. During 2008, 20% of the performance shares granted to the named executive officers vested as a result of achieving the stock price goal of $33.49 per share for 20 consecutive trading days during the year. The number and fair market value of these performance shares, which vested on December 31, 2008, is set forth in the “2008 Options Exercised and Stock Vested” table under “Executive Compensation” (amounts shown in the table for Mr. Klaeser also include vested stock awards from grants made prior to 2007). No portion of the performance options granted to the named executive officers vested in 2008.

The performance share awards have a catch-up provision permitting amounts not previously vested to vest in a subsequent year if the stock price requirement for a later year is achieved. The performance-vesting options provide an opportunity for partial vesting at the end of the five-year performance period if five-year EPS reflects a compounded annual growth rate of at least 15%. Each of the performance awards provides for minimum vesting of one-fourth of the performance-vesting options and performance shares, less amounts previously vested, if employment continues through December 31, 2012. In the event of a change in control, death or disability prior to December 31, 2012, any unvested awards will vest in full. Additional vesting is also provided in the event of involuntary termination other than for cause, although such vesting may be subject to limitation due to the restrictions under the CPP and the ARRA.

Because the recruitment grants and special equity grants represent multiple years’ awards, no long-term incentive awards were made to Mr. Richman or any of the other named executive officers during 2008, except

Mr. Van Solkema, who was hired in 2008. Similar to the other named executive officers, Mr. Van Solkema received a combination of performance-vested stock options, time-vested stock options and performance shares, which are subject to the same vesting terms as those for the other named executive officers. Additionally, at the time the recruitment and equity grants were made, it was not anticipated that significant additional long-term incentive awards would be made to Mr. Richman or the other named executive officers until 2010. However, the Committee expects to review its long-term incentive compensation programs in light of the effect of the CPP and ARRA executive compensation restrictions.

During 2008, we made awards, and we expect to continue to make awards to new hires and to newly promoted officers. We plan to make such awards periodically on a fixed date, such as the first business day of the month following the hire or promotion and will not time those awards based on earnings releases or other announcements. We also made annual long-term incentive awards in May 2008 and November 2008 to officers who did not receive transformational equity awards. We anticipate that in future years, annual awards, if any, will be made using similar timing. Stock options are priced at the closing price on the date of grant.

Executive Benefits and Perquisites. Our CEO and each of our named executive officers participate in the employee benefit programs we provide to our employees generally, including our 401(k) savings and employee stock ownership plan (“KSOP”), health and life insurance programs and a disability insurance program for senior officers. We do not maintain a defined benefit plan or supplemental executive retirement plan (“SERP”). We do maintain a non-qualified deferred compensation plan under which our executives may defer all or a portion of their current cash compensation. We do not provide a matching or other contribution under the deferred compensation plan. Deferred amounts are credited with earnings based either on a rate of interest determined under the plan or based on performance of deferred stock unit investments.

During 2008, we provided Mr. Richman with a driver who is also a Company employee in order to assist him with the discharge of his duties. We reimbursed our named executive officers, including our CEO, for dues and business expenses associated with membership at certain clubs. We pay the amounts for the driver, club dues and business expenses because we believe them to, in the case of this driver, meaningfully enhance the productivity of our CEO, and in the case of club dues and other business expenses, to assist our executives with their business development activities on behalf of the Company. During 2008, we also reimbursed some of the named executive officers for legal expenses they incurred in connection with the negotiation and review of their employment arrangements. We also made various relocation-related payments to Mr. Van Solkema. We provided these benefits to facilitate recruitment and the standardization of our employment agreements.

Employment Agreements. Since becoming a public company, we have maintained employment agreements with our CEO and other senior executives. We have done so because employment agreements provide certainty and stability to our management team and are typical within our industry, particularly in light of consolidation that has and is likely to continue to take place. The employment agreements contain commitments with respect to the executive’s position and compensation, provide for severance benefits in the event of involuntary termination within or outside the context of a change in control and obtain commitments from the executive with respect to confidentiality and restrictive covenants.

In connection with the execution of our Strategic Growth Plan, we entered into employment agreements with Mr. Richman and other newly-recruited officers. Our willingness to enter into these agreements was an important factor in our ability to attract the executives. We subsequently entered into new employment agreements with Mr. Klaeser and other members of our management team to conform their arrangements to those of the newly-recruited executives as part of our desire to develop a one-team approach. The agreements were based on our assessment of current competitive practice, recruitment considerations, input from Deloitte Consulting and our advisors and negotiations with the executives. For a more complete description of the employment agreements and potential payments to the CEO and other named executive officers in the event of termination of employment or a change in control, see “Executive Compensation — Employment Agreements” and “Potential Payments on Termination or Change in Control” below.

In connection with our participation in the CPP, Mr. Richman and each of our executive officers executed waivers in favor of the Company and the Treasury Department and executed letter agreements with the Company having the effect of amending their existing employment agreements and other compensation agreements to the extent necessary to comply with the requirements of EESA and the guidance published thereunder as in effect on January 30, 2009. As a result, any bonus compensation paid to our senior executive officers after January 30, 2009, is subject to clawback if it was based on financial statements which subsequently prove to be materially inaccurate. In addition, any severance payable on involuntary termination to our senior executive officers is subject to limitations set forth in EESA. Pursuant to Treasury Department guidance with respect to these EESA rules issued to date, Mr. Richman and each of the named executive officers are our “senior executive officers” during 2009.

On February 6, 2009, the Company entered into an agreement with Kevin M. Killips pursuant to which Mr. Killips joined the Company on February 10, 2009 and subsequently assumed the role of Chief Financial Officer of the Company on March 3, 2009. We entered into the agreement in order to recruit Mr. Killips to our Company. The terms of our arrangements reflect compensation in line with our other senior executive officers.

Under the agreement, Mr. Killips is entitled to an annual base salary of $380,000 and an annual target bonus of 90% of his annual base salary. In order to compensate Mr. Killips for certain equity awards he was required to forfeit upon leaving his prior employer, we granted him an award of 34,966 restricted shares having a value of approximately $500,000 based on the $14.30 closing price for our stock on the date of grant. One-third of those shares have vested and the remainder will vest in equal increments of one-third each on the first and second anniversary date of Mr. Killips’ February 10, 2009 commencement date. All of such shares are subject to immediate vesting in the event of Mr. Killips’ termination due to death, disability, termination without cause or good reason and in the event of a change in control of the Company. Mr. Killips also received an award of 17,483 restricted shares and options to purchase 42,641 shares at an exercise price of $14.30. These awards vest in equal increments of 25% annually, and will fully vest upon a change in control of the Company. Finally, Mr. Killips was also paid a signing bonus of $50,000 on the effective date of his employment.

In the event of the termination of Mr. Killips’ employment with the Company as a result of involuntary termination without cause or voluntary resignation for good reason, he will be entitled to severance benefits similar to the Company’s other executive officers, which severance benefits are enhanced if such termination occurs after a change in control of the Company. Mr. Killips is also subject to the same provisions relating to non-competition and non-solicitation as the Company’s other executive officers.

In connection with our entering into an agreement with Mr. Killips, we announced the appointment of Mark Holmes as interim Chief Financial Officer and that Mr. Klaeser, who had been serving as Chief Financial Officer, would be leaving the Company. As part of these actions, we agreed with Mr. Klaeser that he would remain an employee through March 2009 when the severance benefits payable under his employment agreement would commence. The severance benefits consist of twelve monthly severance payments of approximately $38,820 each, subsidized medical insurance premiums for twelve months, and acceleration of certain equity awards. We also committed to provide Mr. Klaeser with certain outplacement assistance. Receipt of these benefits is conditioned on execution of a release by Mr. Klaeser and his compliance with his obligations under the employment agreement. However, as discussed above, the ARRA (which was enacted on February 17, 2009) may prohibit severance and other departure-related payments to senior executive officers and the next five most-highly compensated employees. We have advised Mr. Klaeser that the Company is unable to commence payment of the severance benefits until further guidance from the Treasury Department on the application of the ARRA in these circumstances is received. We have also advised Mr. Klaeser of our intention to commence the severance benefits as soon as permitted under applicable laws and regulations.

Additional Information Relating to Executive Compensation

Stock Ownership Guidelines. The Company believes that significant stock ownership by our executive officers and directors strengthens the alignment of the executive officers and directors with the interests of our stockholders and promotes our long term business objectives. Prior to the recruitment of executives in connection with our Strategic Growth Plan, our executive officers and directors in general had provided long service to the Company and held significant amounts of our stock. In light of the significant recruitment that has occurred as a result of our Strategic Growth Plan and to reflect our commitment to sound corporate governance practices, in March 2008 we adopted stock ownership guidelines for our executive officers and directors.

Under the stock ownership guidelines, our Chairman of the Board, non-employee directors, Chief Executive Officer and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of the later of March 31, 2008 or their election or appointment (the “accumulation period”). For purposes of the guidelines, “shares” include shares acquired in open market purchases, upon exercise of stock options or vesting of performance shares or restricted shares or other stock-based awards, or shares or units accumulated through our KSOP or deferred compensation plan. To meet the required level, the officer or director must have acquired and must hold shares having a value equal to the applicable level. Until the officer or director has reached the applicable level, the officer or director must retain at least 50% of the number of shares (net of taxes) received by the officer or director upon exercise of stock options or vesting of stock awards. The ownership guidelines are indicated in the following table.

Position	Stock Ownership Level

Chairman of the Board	5 times annual base salary
Chief Executive Officer	5 times annual base salary
Other Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual cash retainer

In January 2009, the Compensation Committee reviewed the progress of the named executive officers toward compliance with the guidelines and found each executive officer to be on pace to meet his or her stock ownership requirements within the prescribed period.

CPP and ARRA Compliance. As described above, we participated in the CPP through which the Treasury Department invested approximately $244 million in our preferred stock and warrants on January 30, 2009.

As part of the analysis and decision-making relating to our fourth quarter 2008 application to participate in the CPP and our receipt of funds on January 30, 2009, management, the Committee and the Board of Directors were aware of the restrictions and limitations on executive compensation that would be imposed on the Company’s executive compensation program as a result of participation in the CPP, as such restrictions were reflected in the law at that time. Based on the compensation history of the executive officers and estimates of the severance pay that could become payable to them, the CPP limitation on golden parachute (severance) payments was determined to be likely to have a significant negative effect on Mr. Richman should circumstances entitling him to severance pay arise. Notwithstanding this, Mr. Richman fully supported the Company’s participation in the CPP in light of the relatively low cost capital available under the CPP to support our loan growth.

In addition to the CPP limitations, the ARRA (which was enacted after our January 2009 receipt of the funds under the CPP) may require the Company to make changes to the executive compensation program and to seek to make changes to other employment and related agreements with our senior executive officers and highly compensated employees. Such changes may include limitations on bonuses and incentive compensation and the elimination for certain senior executive officers and highly-compensated employees of payments triggered by their departure. These limitations will be required to remain in effect while the Treasury Department holds preferred stock of the Company. To date, no regulations implementing the newer, tighter restrictions of the ARRA have been issued by the Treasury Department.

In February and March 2009, the Committee met several times with the Company’s senior risk officer to review our incentive compensation programs for purposes of determining whether they encourage excessive or unnecessary risk-taking by our senior executive officers. As part of its review, the Committee received a presentation regarding key enterprise risks to which the Company is subject, including interest rate, liquidity, investment, operational, compliance and regulatory, credit quality and other risks. The Committee also received an analysis of the incentive plan components that implicate those risks and the controls and actions taken to mitigate those risks. In reaching the conclusion that the Company’s executive compensation program does not encourage the Company’s senior executive officers to take excessive or unnecessary risks that threaten the value of the institution, the Committee and the Company’s senior risk officer noted that the use of multiple performance metrics as a basis for incentive compensation, coupled with the Company’s enterprise risk management function, result in managed risk-taking that is appropriately balanced and supportive of creating long-term shareholder value. The Committee also considered the balance of short and long-term incentives and the requirement to own a substantial amount of Company stock during employment. The Committee will conduct a similar review of all of the compensation plans on a semi-annual basis as required by the ARRA.

For information on the potential payments due to the named executive officers in the event of a termination of employment or a change in control and the effect of the CPP and ARRA limitations on those payments, see “Potential Payments on Termination of Employment and Change in Control.”

Policy Regarding Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deductions by public companies for remuneration paid or provided to certain executive officers. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and the three most highly compensated individuals who are employed as executive officers at year-end and included as named executive officers in the proxy statement. However, the deduction for certain performance-based compensation is excluded from the Section 162(m) limits if paid pursuant to plans approved by stockholders of the Company, such as the Company’s existing Incentive Compensation Plan and 2007 Long-Term Incentive Plan. Generally, it has been the Committee’s practice to structure incentive compensation paid to such officers as performance-based compensation under Section 162(m). For example, in connection with the 2008 annual bonus program, the Committee established performance-based awards under the Incentive Compensation Plan in order to qualify any bonus earned by the Chief Executive Officer and other executive officers as performance-based compensation under Section 162(m). The Committee has taken similar action with respect to the 2009 annual bonus plan. However, the long-term incentive compensation and sign-on and make-up bonuses awarded in connection with the recruitment of Mr. Richman and other officers, as well as the special equity awards made to the existing management team, were not awarded under a stockholder approved plan and will not qualify for the “performance-based” compensation exception. In light of the importance of the Strategic Growth Plan and succession planning initiatives, and the need to make the awards without the delay that would have been required to obtain stockholder approval or the recruitment uncertainty had the awards been contingent on such approval, the Committee determined at that time that it would be appropriate to make these awards knowing that some deductions relating to those awards would be disallowed under Section 162(m).

As a result of our participation in the CPP and as provided by the ARRA, we are subject to amendments to Section 162(m) made by the EESA which limit the deductibility of remuneration earned, including performance-based compensation, by each senior executive officer with respect to any taxable year during which the Treasury Department retains its preferred stock investment in the Company. The limitation applies to remuneration in excess of $500,000. When considering whether to participate in the CPP, the Board of Directors did consider the potential increased after-tax cost of our executive compensation program because of the $500,000 deduction limitation. However, the Board determined that the incremental cost would not be significant, in view of the fact that a significant portion of the existing remuneration provided to our executive officers in the form of the transformational equity awards would likely not be deductible under the existing $1,000,000 limitation. As a result, while the Committee will remain mindful of the lower deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.

In addition, during 2008, the independent members of the Board of Directors who are not members of the Compensation Committee also authorized certain actions relating to the compensation of the Company’s CEO. Those independent members of the Board of Directors have also reviewed and discussed with the Compensation Committee and management the foregoing Compensation and Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee and such independent members of the Board of Directors have each recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s proxy statement in connection with the Company’s 2009 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

The Compensation Committee certifies that it has reviewed with the senior risk officer the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Compensation Committee

Patrick F. Daly
James M. Guyette (Chair)
Cheryl Mayberry McKissack
Edward W. Rabin
Collin Roche
Alejandro Silva
James Tyree

Other Independent Members of the Board of Directors

Donald L. Beal
William A. Castellano
Robert F. Coleman
Philip M. Kayman
William J. Podl
William R. Rybak

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, for the Company’s “Principal Executive Officer” and “Principal Financial Officer” and for the next three most highly-compensated executive officers during 2008. We refer to these five individuals as our “named executive officers” throughout this proxy statement.

							Change in
							Pension
							Value &
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Earnings(2)	Compensation		Total
		($)	($)	($)	($)	($)	($)	($)		($)

Larry D. Richman	2008	785,000	—	566,391	324,000	600,010 (3)	—	76,656	(4)	2,352,057
President and CEO (Principal Executive Officer)	2007	130,834	—	94,398	117,169	—	—	—		342,401
Dennis L. Klaeser	2008	310,000	—	238,159	118,755	—	—	24,970	(5)	691,884
Chief Financial Officer (Principal	2007	237,000	147,500	127,473	85,788	—	17,478	15,876		631,115
Financial Officer)	2006	225,000	320,000	80,418	54,655	—	16,939	23,268		720,280
Bruce R. Hague	2008	435,000	—	188,797	108,000	375,000	—	40,005	(5)	1,146,802
President, National Banking	2007	77,520	1,171,250	31,466	39,056	—	—	774,400	(6)	2,093,692
Bruce S. Lubin	2008	385,000	—	188,797	108,000	345,000	—	34,502	(5)	1,061,299
President, Illinois Commercial Banking	2007	73,051	916,250	31,466	39,056	—	—	644,337	(6)	1,704,160
Kevin J. Van Solkema	2008	246,333	383,500 (8)	170,534	85,763	165,000	—	388,747	(9)	1,439,877
Chief Risk Officer(7)

(1)	Represents the dollar amount of expense recognized for consolidated financial statement reporting purposes in accordance with SFAS 123R (without discount for estimated forfeitures) with respect to each year. For option awards, the assumptions we made to determine these amounts are set forth in note 17 to the Company’s audited financial statements included in the Company’s 2008 Annual Report on Form 10-K that accompanies this proxy statement. For time-vested restricted shares, expense amounts are determined by reference to the fair market value of the Company’s stock on the grant date. For market condition restricted shares, expense amounts are determined using a Monte Carlo simulation with 2008 expense amounts based on volatility assumptions in the range of 30.4%-33.9% and interest rate assumptions in the range of 1.9%-4.2%.

(2)	This amount represents interest earned in the Deferred Compensation Plan at a rate exceeding 120% above the Applicable Federal Rate.

(3)	In lieu of the payment of a cash bonus for 2008, this award was granted to Mr. Richman in the form of a long-term restricted stock award covering 43,322 shares on March 30, 2009. In accordance with the American Recovery and Reinvestment Act of 2009 (“ARRA”), the shares will not fully vest during the period in which the U.S. Treasury’s (“Treasury”) investment in the Company’s preferred stock remains outstanding, unless earlier vesting is allowed under yet-to-be-issued Treasury guidance. All terms of the restricted stock grant, including the number of shares covered by the grant, are subject to revision if such change is required by rules, regulations or other guidance issued by the Treasury.

(4)	In addition to amounts attributable to club membership dues of $44,540, matching contributions to the Company’s 401(k) plan and restricted stock dividends, this amount also includes the cost to the Company of providing an employee as a driver for Mr. Richman for business purposes. The value of this perquisite was $19,658 in 2008. This cost was determined by accumulating the total cost of this employee, including gross earnings, benefits and payroll taxes, and multiplying these aggregate costs by 50%, which is the approximate percentage of this employee’s time devoted to driving Mr. Richman. The perquisite value also includes the cost of car insurance premiums paid by the Company. In addition to driving Mr. Richman, the employee also performs other services for the Company. The driver uses Mr. Richman’s personal car for these purposes and Mr. Richman is solely responsible for maintenance of the car as well as operating costs.

(5)	This amount includes club membership dues and fees, restricted stock dividends and in the case of Mr. Klaeser, matching contributions to the Company’s 401(k) plan. Club membership dues and fees for 2008 totaled $11,695, $36,255 and $30,752 for Messrs. Klaeser, Hague and Lubin, respectively.

(6)	In addition to amounts attributable to actual costs paid for club membership dues and fees and reimbursement of legal fees incurred in connection with negotiation of the executive’s employment agreement with the Company, these amounts also include $760,000 and $620,000 for Messrs. Hague and Lubin, respectively, representing the make-whole amounts payable to compensate them for long-term incentive awards from their prior employer which were forfeited. A total of $360,000 and $280,000 was paid to Messrs. Hague and Lubin, respectively, in January 2009, with the balance of the make-whole amounts payable in early 2010 upon continuous employment through 2009. To the extent their former employer compensates them for these long-term incentive awards, Messrs. Hague and Lubin are obligated to return such make-whole amounts to the Company.

(7)	Mr. Van Solkema joined the Company on January 22, 2008.

(8)	Includes make-whole amounts paid to Mr. Van Solkema to compensate him for annual bonus and long-term incentive awards from his prior employer which were forfeited.

(9)	In addition to club membership dues and reimbursement of legal fees incurred in connection with the negotiation of Mr. Van Solkema’s employment agreement with the Company, this amount also includes (a) relocation-related payments totaling $267,300, (b) a tax reimbursement payment of $5,883 relating to a portion of the relocation-related payments, and (c) $110,000 representing make-whole amounts payable to compensate him for long-term incentive awards from his prior employer which were forfeited. A total of $50,000 of these make-whole amounts was paid to Mr. Van Solkema in January 2009, with the balance payable in early 2010 upon continuous employment through 2009. To the extent his former employer compensates him for these long-term incentive awards, Mr. Van Solkema is obligated to return such make-whole amounts to the Company.

Plan-Based Award Grants in Last Fiscal Year

The following table shows incentive bonus compensation plan information and awards of restricted stock, performance shares and stock options made to each named executive officer in 2008 and the fair value of the awards as of the grant date. For a discussion of the terms of these awards, see “Compensation Discussion and Analysis — Long-Term Incentives.”

2008 Grants of Plan-Based Awards

							All Other
						All Other	Option
						Stock Awards:	Awards:		Grant Date
						Number of	Number of	Exercise or	Fair Value of
			Estimated Future Payouts Under			Shares of	Securities	Base Price	Stock and
			Equity and Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	Option
			Threshold	Target	Maximum	Units	Options	Awards	Awards(2)
Name	Type of Award	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Larry D. Richman	Annual Cash Incentive(3)	—	245,313	981,250	1,226,563	—	—	—	—
Dennis L. Klaeser	Annual Cash Incentive	—	69,750	279,000	348,750	—	—	—	—
Bruce R. Hague	Annual Cash Incentive	—	119,625	478,500	598,125	—	—	—	—
Bruce S. Lubin	Annual Cash Incentive	—	86,625	346,500	433,125	—	—	—	—
Kevin J. Van Solkema	Annual Cash Incentive	—	58,500	234,000	292,500	—	—	—	—
	Performance Shares(4)	02/01/08	6,250	25,000	25,000	—	—	—	641,263
	Performance Stock Options(4)	02/01/08	7,813	31,250	31,250	—	—	36.75	481,125
	Time Vested Stock Options	02/01/08	—	—	—	—	31,250	36.75	460,000

(1)	Reflects potential bonus payouts at threshold, target and maximum. For annual cash incentive awards, threshold payout of 25% of target reflects meeting the minimum standard for all four financial goals while the maximum payout of 125% of target represents achieving maximum performance on all four goals.

(2)	Represents the value of the equity award computed in accordance with SFAS 123R. For stock options, the assumptions made to determine these amounts are set forth in note 17 to the Company’s audited financial statements included in the Company’s 2008 Annual Report on Form 10-K that accompanies this proxy statement. For performance shares granted to Mr. Van Solkema, expense amounts are determined using a Monte Carlo simulation with 2008 valuation amounts based on a volatility assumption of 33.9% and interest rate assumptions in the range of 2.1%-3.1%.

(3)	The annual cash incentive payment to Mr. Richman was restricted by ARRA. See footnote (3) in the Summary Compensation Table.

(4)	Reflects threshold, target and maximum number of shares or options which may be earned under performance-based awards made to Mr. Van Solkema during 2008. Threshold amount reflects aggregate minimum vesting of 25% which occurs upon continued employment during the five-year performance period ending December 31, 2012. Information relating to the vesting of these awards, including acceleration in certain circumstances, is set forth in “Outstanding Equity Awards as of December 31, 2008” and “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End

The following table summarizes certain information for each named executive officer with respect to outstanding equity awards and the value of such awards.

Outstanding Equity Awards as of December 31, 2008

OPTION AWARDS						STOCK AWARDS
	Number of	Number of				Number of		Market Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock that		Stock that
	Options	Options		Exercise	Option	have not		have not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable(1)		($)	Date	(#)(1)(2)		($)(3)

Larry D. Richman	37,500	337,500	(4)	26.10	11/1/17	120,000	(5)	3,895,200
Dennis L. Klaeser	18,000	—		17.23	8/28/13	—		—
	5,000	—		26.89	4/22/14	3,000	(6)	97,380
	3,750	1,250	(7)	30.59	4/28/15	3,500	(8)	113,610
	2,200	3,300	(9)	46.51	9/28/16	3,500	(10)	113,610
	6,250	56,250	(4)	26.10	11/1/17	20,000	(5)	649,200
Bruce R. Hague	12,500	112,500	(4)	26.10	11/1/17	40,000	(5)	1,298,400
Bruce S. Lubin	12,500	112,500	(4)	26.10	11/1/17	40,000	(5)	1,298,400
Kevin J. Van Solkema	6,250	56,250	(4)	36.75	2/1/18	20,000	(5)	649,200

(1)	See “Compensation Discussion and Analysis — Long-Term Incentives” for a discussion of valuation, vesting schedules, post-termination and other terms of restricted stock awards and stock options.

(2)	Holders of unvested stock awards receive dividends paid by the Company and have voting rights as if the underlying shares were beneficially owned by the holder; provided that dividends related to unvested performance share awards (as set forth in footnote 5) are accumulated and paid at the time the underlying performance shares are earned.

(3)	Value of shares represented by outstanding stock awards based on the closing price of our Common Stock on December 31, 2008 of $32.46.

(4)	Vesting classification for the transformational stock option awards is summarized as follows:

	Performance Vesting
Name	Time Vested	Annual	Catch-Up	Total

Larry D. Richman	150,000	150,000	37,500	337,500
Dennis L. Klaeser	25,000	25,000	6,250	56,250
Bruce R. Hague	50,000	50,000	12,500	112,500
Bruce S. Lubin	50,000	50,000	12,500	112,500
Kevin J. Van Solkema	25,000	25,000	6,250	56,250

Options listed under the heading “Time Vested” will vest in equal annual installments of 25% per year for the years ended December 31, 2009-December 31, 2012 assuming the executive continues to be employed through such dates. The number of options listed under the “Performance Vesting -Annual” column above will vest in equal annual installments of 25% per year for the years ended December 31, 2009-December 31, 2012, if specified earnings per share goals for such years are met. Options listed under the heading “Catch-Up” may vest in whole or in part on December 31, 2012 if certain cumulative earnings per share results for the five-year period 2008-2012 are met. Annual performance vesting options that do not vest during any of the years 2009-2012 because of a failure to meet specified earnings per share goals will also be eligible for “Catch-Up” vesting on December 31, 2012. If the executive remains employed through December 31, 2012, he will be entitled to vest in the following number of performance vesting options regardless of whether earnings per share goals are met: Larry D. Richman — 46,875; Dennis L. Klaeser — 7,813; Bruce R. Hague - 15,625; Bruce S. Lubin — 15,625; and Kevin J. Van Solkema — 7,813. Such minimum vesting totals above shall be reduced by any performance vesting options that vest during the period 2009-2012. See “Compensation Discussion and Analysis — Long Term Incentives” for more information relating to the performance goals and vesting of these awards.

(5)	The vesting dates for these transformational performance share awards are as follows:

	December 31,
	2009	2010	2011	2012	Total

Larry D. Richman	30,000	30,000	30,000	30,000	120,000
Dennis L. Klaeser	5,000	5,000	5,000	5,000	20,000
Bruce R. Hague	10,000	10,000	10,000	10,000	40,000
Bruce S. Lubin	10,000	10,000	10,000	10,000	40,000
Kevin J. Van Solkema	5,000	5,000	5,000	5,000	20,000

The vesting of the performance shares on each date is subject to satisfaction of certain performance goals relating to the growth in the fair market value of the Company’s common stock. To the extent performance shares do not vest in a given year, they may vest in a subsequent year if the stock price goals for such year are met. If the executive remains employed through December 31, 2012, he will be entitled to vest in the following number of performance shares regardless of whether stock price goals are met: Larry D. Richman — 7,500; Dennis L. Klaeser — 1,250; Bruce R. Hague — 2,500; Bruce S. Lubin — 2,500; and Kevin J. Van Solkema — 1,250. Such minimum vesting totals above shall be reduced by any performance shares that vest during the period 2009-2012. See “Compensation Discussion and Analysis — Long Term Incentives” for more information relating to the performance goals and vesting of these awards.

(6)	The vesting date for these restricted stock awards is April 22, 2009.

(7)	The vesting date for these stock options is April 28, 2009.

(8)	The vesting date for these restricted stock awards is April 28, 2010.

(9)	The vesting dates for these options are September 28, 2009, 2010 and 2011, at which time 1,100 options will vest on each date.

(10)	The vesting date for these restricted stock awards is September 28, 2011.

2008 Option Exercises and Stock Vested

The following table shows the number of stock option awards exercised by each named executive officer in 2008 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Larry D. Richman	—	—	30,000	973,800
Dennis L. Klaeser	—	—	15,000	467,600
Bruce R. Hague	—	—	10,000	324,600
Bruce S. Lubin	—	—	10,000	324,600
Kevin J. Van Solkema	—	—	5,000	162,300

(1)	Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2008. The dollar amount represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.

2008 Nonqualified Deferred Compensation

Our executive officers and members of the boards of directors of the Company and its subsidiaries are eligible to participate in the PrivateBancorp, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them. Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.

Executive officers who participate in the plan may elect to defer up to 50% of annual base salary and 100% of annual bonus amounts under the Deferred Compensation Plan. Directors may elect to defer up to 100% of annual directors fees. Amounts deferred are credited to an account maintained under the plan. This account reflects the Company’s liability to the participant; no funds are deposited into a trust or otherwise set aside to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, or as the participant may elect. Payment is made in a lump sum or annual installments up to ten years. All elections and payments under the plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.

While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on the lower of our prime rate or 120% of the applicable federal rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred. The average interest crediting rate during 2008 was 5.17%. The balances of the participants’ accounts under the plan are adjusted from time to time, depending on the performance of the investment options elected. Upon distribution, the portion of the participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of Company stock.

The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2008 and the aggregate balance of the accounts as of December 31, 2008. Similar information relating to our non-employee directors can be found in the Director Compensation Table. The table also includes deferral make-whole amounts payable to Messrs. Hague, Lubin and Van Solkema, to compensate them for long-term incentive awards from their prior employer which were forfeited.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Balance at Last
	Last FY(1)	Last FY	Last FY	Withdrawals/	FYE
Name	($)	($)	($)(2)	Distributions ($)	($)(3)

Larry D. Richman	—	—	—	—	—
Dennis L. Klaeser	19,000	—	38,731	—	782,200
Bruce R. Hague(4)	—	—	—	320,000	760,000
Bruce S. Lubin(4)	—	—	—	260,000	620,000
Kevin J. Van Solkema(4)	—	—	—	46,000	110,000

(1)	Contributions for the last fiscal year are a portion of the cash received in 2008 for bonuses earned in 2007. As such, this contribution relates to compensation disclosed in the 2008 Summary Compensation Table as 2007 compensation.

(2)	In 2008 the plan was amended so that the interest crediting rate used is the lesser of The PrivateBank’s Prime Rate or 120% of the Applicable Federal Rate.

(3)	Of the aggregate balance at the end of 2008, the entire amounts were disclosed in the Summary Compensation Table in proxy statements relating to prior years in which the executive was a named executive officer for such year, net of total withdrawals and prior years’ earnings credited.

(4)	Amounts shown represent deferral make-whole amounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our employment agreements with Messrs. Richman, Klaeser, Hague, Lubin and Van Solkema include the following provisions:

General Provisions	• Title, duties and responsibilities

Compensation Provisions	• Minimum level of base salary, subject to review and possible increase from time-to-time; decrease limited to across-the board salary reductions applicable to senior executives

• Participation in annual bonus plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

• Inducement equity grant and potential “make whole” and other bonuses for newly-recruited officers or a special equity grant for members of existing management

Severance Protection
• Triggered in event of involuntary termination without cause or voluntary resignation for good reason, generally triggered by an uncured breach of the agreement by the Company or a requirement that the executive relocate

• Severance benefits based on 100% to 150% of base salary plus the average annual bonus for prior 3 years (or such lesser number of years that executive has been employed and based on target bonus for the initial year); plus a pro rata bonus for the year of termination based on the prior year’s bonus (or target bonus for the initial year); subsidized health insurance coverage for 12 to 18 months; and partial or full vesting of inducement or special equity awards

Change in Control Protection	• Triggered in event of involuntary termination without cause or voluntary resignation for good reason within two years following or six months prior to a change in control

• Severance benefits equal to 150% to 300% of base salary and the higher of the prior year’s bonus or the average of the last 3 years’ annual bonuses, plus a pro rata bonus for the year of termination, subsidized health insurance coverage for 18 to 36 months and outplacement assistance

• Full golden parachute excise tax gross up if payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold (except in the case of Mr. Richman)

Confidentiality and Restrictive Covenants	• Obligated to not disclose or misuse confidential information

• Precluded from soliciting clients or customers to not do business with the Company while employed or for one year thereafter

• Precluded from soliciting employees to terminate their employment with the Company

• Precluded from joining a competing financial institution while employed or for one year thereafter

• Breach of non-competition provision results in forfeiture of inducement and special equity award and obligation to return any shares then held or amounts realized upon sale of shares from those awards received during three-year period preceding date of termination

• Breach of other commitments subjects executive to suit for injunctive relief and damages

Information with respect to the levels of base salary, annual bonus opportunity, inducement equity, sign-on, make-whole or special retention awards provided to Messrs. Richman, Klaeser, Hague, Lubin and Van Solkema is included in the Compensation Discussion and Analysis and tables and narrative set forth above. Information with respect to our agreement with Mr. Killips, our new Chief Financial Officer, is also included in the Compensation Discussion and Analysis.

The following discussion looks at each termination of employment situation — voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability, and a change in control of the Company, and describes any additional amounts that the Company would pay or provide to these executive officers or their beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2008 and that the value of a share of our stock on that day was $32.46, the closing price on December 31, 2008, the last trading day of 2008.

In addition, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:

•	benefits accrued under the Company’s KSOP in which all employees participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	make-whole bonus payments (Messrs. Hague, Lubin and Van Solkema) earned but not yet paid;

•	stock options that have vested and are exercisable; and

•	shares of restricted stock that have vested.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s “vested benefits.”

Finally, as required by SEC rules, we have presented information relating to Mr. Klaeser under each of the termination scenarios, as if his termination occurred December 31, 2008. As discussed elsewhere in this proxy statement, Mr. Klaeser’s employment terminated March 31, 2009 under circumstances entitling him to severance benefits under his employment agreement. Mr. Klaeser is entitled to severance benefits consisting of 12 months payments of approximately $38,820 each, subsidized medical insurance and accelerated vesting with respect to approximately 27,000 stock options granted as part of his 2007 special equity awards. Because these amounts were calculated as of March 31, 2009, they differ from the amounts in the following tables.

American Recovery and Reinvestment Act of 2009.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law. Included among the many provisions in the ARRA are executive compensation restrictions affecting financial institutions who are participants in the Troubled Asset Relief Program (“TARP”), which includes the Company. These restrictions significantly expanded earlier executive compensation standards enacted in connection with the TARP legislation. They provide that during the period in which any obligation under the TARP remains outstanding (other than obligations relating to outstanding warrants), TARP recipients are subject to appropriate standards for executive compensation and corporate governance to be set forth in regulations to be issued by Treasury.

Among the executive compensation and corporate governance provisions included in the ARRA (which provisions are expected to be clarified and potentially expanded by forthcoming Treasury regulations) is a provision that prohibits payments related to a departure for any reason (with limited exceptions) made to any senior executive officer and the next five most highly compensated employees. This restriction may impact the ability of the Company to make some or all of the termination payments described in this section. However, because Treasury guidance has not yet been issued clarifying this provision, we have set forth in this section the termination payments based on legally binding employment agreements with the named executive officers.

As noted above, Mr. Klaeser’s employment with the Company terminated on March 31, 2009. Due to the uncertainty relating to application of the ARRA, the Company has advised Mr. Klaeser that it cannot commence severance payments or other benefits until regulatory guidance is issued. The Company has advised Mr. Klaeser of its intent to provide such benefits as soon as it is permitted to do so.

Voluntary Resignation; Retirement.

We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation. Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement.

A voluntary resignation that qualifies as a retirement may affect the disposition of outstanding equity awards. An executive who retires after age 55 and completion of seven years of service is entitled to a three-year (or the remaining term, if shorter) post-retirement exercise period for certain vested options held at the time of resignation. If the executive is at least age 62 and has completed at least ten years of service at the time of resignation, and the executive remains fully retired from the banking industry, he or she will be eligible for special retirement status. Special retirement status permits the executive to continue to vest in all or a portion of certain equity awards while a special retiree. None of our named executive officers has qualified for retirement treatment with respect to any equity awards as of December 31, 2008.

Discharge for Cause.

We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us. Additionally, the executive’s right to exercise vested options expires upon discharge for cause. A discharge will be for cause if the executive has intentionally failed to perform his or her duties, willfully engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony.

Death or Disability

We provide our employees, including our named executive officers, with group life, accidental death and dismemberment, and disability insurance coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each named executive officer is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our named executive officers. The disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly salary at the time of disability up to a maximum benefit of $20,000 per month, payable until the executive reaches age 67. The amount of the payments, assuming disability occurred on December 31, 2008, is set forth in the following table.

	Disability Benefits(1)
			Total
	Monthly	Months of	Payments
Name	Amount ($)	Coverage	($)

Larry D. Richman	20,000	126 months	2,520,000
Dennis L. Klaeser	15,500	190 months	2,945,000
Bruce R. Hague	20,000	156 months	3,120,000
Bruce S. Lubin	19,250	141 months	2,714,250
Kevin J. Van Solkema	13,000	222 months	2,886,000

(1)	Disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company. The maximum monthly benefit amount was increased from $10,000 to $20,000 per month as of October 1, 2008.

In the event of death or disability, Messrs. Hague, Lubin and Van Solkema (or their respective beneficiaries) would be entitled to receive the unvested portion of make-whole bonus amounts. Assuming death or disability as of December 31, 2008, such amounts would total $266,667, $226,667 and $40,000 for Messrs. Hague, Lubin and Van Solkema, respectively.

In addition, in the event of death or disability, the following accelerated vesting terms apply to named executive officer equity awards: (a) all equity awards granted to Mr. Richman vest immediately, (b) time-vested stock options granted to other named executive officers in 2007 and 2008 vest immediately, (c) performance stock options and performance shares granted to the other named executive officers in 2007 and 2008 provide, in some instances, for certain minimum vesting amounts, and (d) time-vested restricted stock awards granted to Mr. Klaeser prior to 2007 become fully vested (in the event of death but not in the case of disability).

The following table reflects the value of accelerated equity awards as of December 31, 2008 assuming death.

	Performance Shares and Restricted Stock Awards		Options
		Value(2)		Value(4)
Name	Number(1)	($)	Number(3)	($)

Larry D. Richman	120,000	3,895,200	337,500	2,146,500
Dennis L. Klaeser	10,000	324,600	26,563	168,938
Bruce R. Hague	—	—	53,125	337,875
Bruce S. Lubin	—	—	53,125	337,875
Kevin J. Van Solkema	—	—	26,473	—

(1)	Total number of unvested restricted shares or performance shares that would become immediately vested upon death as of December 31, 2008. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2008” table.

(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2008 of $32.46.

(3)	Total number of unvested stock options that would become immediately vested upon death as of December 31, 2008. For additional information on these unvested stock options, see the “Outstanding Equity Awards as of December 31, 2008” table.

(4)	Represents the value of stock options based on the difference between $32.46, the closing price of the stock on December 31, 2008, and the exercise price of each stock option.

Discharge Not for Cause; Resignation due to Constructive Discharge

Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims. The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise in the event of an uncured material breach by the Company or the Company requires the executive to move to an office location more than 50 miles away from his or her current location.

The following table summarizes the severance benefits that would have been payable if the executive’s employment terminated involuntarily on December 31, 2008:

	Salary and Bonus Continuation
			Total	Pro-Rata	Unpaid
	Monthly	Number of	Continuation	Annual	Make-Whole	Medical
Name	Amount	Months	Payments	Bonus(1)	Amounts(2)(3)	Benefits(4)	Total

Larry D. Richman	$147,188	18	$2,649,375	$981,250	$—	$15,792	$3,646,417
Dennis L. Klaeser	46,597	12	559,167	147,500	—	10,528	717,195
Bruce R. Hague	76,125	12	913,500	478,500	266,667	10,528	1,669,195
Bruce S. Lubin	60,958	12	731,500	346,500	226,667	10,528	1,315,195
Kevin J. Van Solkema	41,167	12	494,000	234,000	40,000	10,528	778,528

(1)	Pro rated annual bonus for year of termination based on target bonus for Messrs. Richman, Hague, Lubin and Van Solkema and based on prior year bonus for Mr. Klaeser and the assumption that termination occurred on December 31, 2008.

(2)	Excludes unpaid make-whole amounts earned as of December 31, 2008 that were paid in January 2009.

(3)	To the extent their former employer compensates them for these long-term incentive awards, Messrs. Hague, Lubin and Van Solkema are obligated to return such make-whole amounts to the Company.

(4)	Reflects amount of health benefit continuation (COBRA) premium paid by Company during salary continuation period.

Outstanding equity awards may also be affected by an involuntary termination without cause or resignation due to constructive discharge. The table below summarizes the incremental vesting that would have occurred on December 31, 2008 due to termination of employment under these circumstances, and the value of such accelerated equity awards.

	Performance Shares and
	Restricted Stock Awards		Options
		Value(2)		Value(4)
Name	Number(1)	($)	Number(3)	($)

Larry D. Richman	120,000	3,895,200	337,500	2,146,500
Dennis L. Klaeser	—	—	26,563	168,938
Bruce R. Hague	—	—	53,125	337,875
Bruce S. Lubin	—	—	53,125	337,875
Kevin J. Van Solkema	—	—	26,473	—

(1)	For Mr. Richman, reflects the total number of unvested transformational performance shares held as of December 31, 2008. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2008” table.

(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2008 of $32.46.

(3)	Reflects for Mr. Richman the total number of unvested transformational stock option awards held as of December 31, 2008 and for the other executive officers: (a) the total number of transformational time-vested stock options held at December 31, 2008, and (b) a portion of the transformational performance stock options that would vest under certain minimum vesting provisions. For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2008” table.

(4)	Represents the value of stock options based on the difference between $32.46, the closing price of the stock on December 31, 2008, and the exercise price of each stock option.

Change in Control

We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will occur if a person or group acquires more than 30% (in the case of our employment agreements and the inducement and special equity awards) or 20% (in the case of equity awards granted under prior plans) of our voting stock, there is an unwelcome change in a majority of the members of our board of directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than one-half of the members of the board of the merged company were not members of our board.

The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon or within six months before or two years after a change in control. The change in control coupled with the involuntary termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to occur. If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for the chief executive officer, two years’ pay for Messrs. Klaeser, Hague and Lubin and 18 months’ pay for Mr. Van Solkema, and other benefits as described below, including continued health insurance coverage and outplacement assistance. “Pay” for this purpose includes base salary and an annual bonus amount based on the most recent year’s bonus or, if greater, the average of the past three years’ bonuses (or such fewer number of years that executive has been employed and assuming target bonus until the first annual bonus is paid). In addition, each named executive officer is entitled to a pro-rata bonus and in the case of Messrs. Hague, Lubin and Van Solkema, a portion of the unpaid balance of make-whole bonus amounts. The employment agreements also provide for a tax gross-up payment should the payments to the executive exceed the threshold for payments subject to the excise tax on golden parachutes by more than 10%; if the payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold (except in the case of Mr. Richman who is entitled to a tax gross-up payment in all circumstances in which the change in control-related payments exceed the applicable threshold). In addition, under our plans all unvested equity awards granted to the named executive officers in 2007 and 2008 vest in full upon a change in control, whether or not the executive’s employment terminates.

The table below summarizes the incremental amounts that the named executive officers would have been entitled to receive if a change in control occurred and the named executive officer’s employment terminated on December 31, 2008.

	Severance Payments			Equity Awards
		Tax	Total
	Cash Lump	Gross-Up	Severance					Other	Total
Name	Sum	Payment	Payments	Options		Performance or Restricted Shares		Benefits(5)	Value
				NUMBER(1)	VALUE(2)	NUMBER(3)	VALUE(4)

Larry D. Richman	$6,280,000	$5,241,079	$11,521,079	337,500	$2,146,500	120,000	$3,895,200	$91,584	$17,654,363
Dennis L. Klaeser	1,265,833	978,905	2,244,738	56,250	357,750	30,000	973,800	51,056	3,627,344
Bruce R. Hague	2,572,167	1,710,723	4,282,890	112,500	715,500	40,000	1,298,400	51,056	6,347,846
Bruce S. Lubin	2,036,167	1,506,855	3,543,022	112,500	715,500	40,000	1,298,400	51,056	5,607,978
Kevin J. Van Solkema	1,015,000	—	1,015,000	56,250	—	20,000	649,200	45,792	1,709,992

(1)	Total number of unvested options as of December 31, 2008 that would become immediately vested upon a change in control.

(2)	Represents the value of stock options based on the difference between $32.46, the closing stock price on December 31, 2008, and the exercise price of each stock option.

(3)	Total number of unvested performance or restricted shares as of December 31, 2008 that would become immediately vested upon a change in control.

(4)	Represents the value of shares based on $32.46, the closing stock price on December 31, 2008.

(5)	Represents the value of continuing health coverage and outplacement assistance. The employment agreements for each executive officer provide that the executive may maintain COBRA medical coverage at reduced rates up to 36 months, in the case of Mr. Richman, 24 months in the case of Messrs. Klaeser, Hague and Lubin and 18 months in the case of Mr. Van Solkema. Additionally, Mr. Richman is entitled to outplacement assistance for 24 months and the other named executive officers would receive such assistance for 12 months.

Compensation Committee Interlocks and Insider Participation

Messrs. Daly, Guyette, Rabin, Roche, Silva, Tyree and Ms. McKissack each serve on the Compensation Committee of the Board of Directors of the Company. Each of these individuals has engaged in certain transactions as clients of our banks, in the ordinary course of the banks’ business, including borrowings, during the last year, all of which borrowings are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. In addition, each of Mr. Mandell and Mr. Richman participate in meetings of the Compensation Committee but are not present during deliberations affecting their own compensation.

DIRECTOR COMPENSATION

We compensate our non-employee Directors with cash and equity-based compensation, as described and set forth in the table below. Our 2008 non-employee directors included all our directors except Messrs. Mandell, Richman, Goldstein and, prior to their July 2008 resignations, Messrs. Jensen and Williams. Mr. Bobins, who serves as a director of the Company and non-executive Chairman of The PrivateBank — Chicago, is entitled to additional compensation pursuant to the terms of his term sheet agreement with the Company and the Bank, which is summarized below.

The annual compensation of the non-employee members of the Board of Directors typically is set in May of each year. In May 2008 we changed our director compensation structure for our non-employee directors for the May 2008 to May 2009 period. Prior to May 2008, the director compensation payable to non-employee members of the Company’s Board of Directors was comprised of a cash retainer, meeting fees and an annual grant of options to purchase 3,000 shares of the Company’s common stock. In May 2008 the Compensation Committee and the Board of Directors approved a revised director compensation structure to include an annual cash retainer and equity awards. Director compensation for non-employee members of the Company’s Board of Directors from May 2008 to May 2009 consists of a $50,000 annual cash retainer, plus an additional $10,000 cash retainer for the Audit Committee chairman, a $7,000 retainer for other committee chairmen and a $5,000 cash retainer for the Audit Committee financial expert. Each non-employee member of the Company’s Board of Directors also received a $50,000 annual equity award of restricted stock units. The restricted stock units vest in equal monthly installments and will be fully vested on the date of the 2009 annual meeting of stockholders.

Non-employee members of the Company’s Board of Directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or deferred stock units, or DSUs, which are payable in stock when the units are distributed from the plan.

Each of the Directors of the Company also is a director of The PrivateBank — Chicago. Non-employee directors do not receive any additional compensation for serving on the Bank’s board of directors. However, the Chairman of the Loan Committee of the Board of Directors of the Bank (Mr. Castellano) receives a cash retainer of $7,000 annually. The following table sets forth information regarding the compensation of the Company’s non-employee directors and Mr. Mandell for 2008.

				Change in
				Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned or	Stock	Option	Compensation	All Other
	Paid in Cash	Awards(1)	Awards(2)(3)	Earnings(4)	Compensation(5)		Total
Name	($)	($)	($)	($)	($)		($)

Donald L. Beal	52,800	33,342	29,530	—	319		115,991
Norman R. Bobins(6)	100,000	630,068	492,795	—	5,902	(7)	1,228,765
William A. Castellano	58,800	33,342	29,530	—	319		121,991
Robert F. Coleman	62,800	33,342	29,530	—	319		125,991
Patrick F. Daly	53,000	33,342	29,530	—	319		116,191
James M. Guyette	68,400	33,342	29,530	—	319		131,591
Philip M. Kayman	52,200	33,342	29,530	—	319		115,391
Ralph B. Mandell(8)	710,000	1,356,785	570,075	—	376,037	(9)	3,012,897
Cheryl Mayberry McKissack	53,000	33,342	29,530	—	319		116,191
William J. Podl	52,600	33,342	29,530	—	319		115,791
Edward W. Rabin	53,500	33,342	29,530	—	319		116,691
Collin E. Roche(10)	101,800	—	—	—	—		101,800
William R. Rybak	64,800	33,342	29,530	—	319		127,991
Alejandro Silva	53,400	33,342	29,530	—	319		116,591
James C. Tyree	51,600	33,342	—	—	319		85,261

(1)	Represents the dollar amount of expense recognized for consolidated financial statement reporting purposes with respect to 2008 attributable to restricted stock unit awards in accordance with SFAS 123R but with no discount for estimated forfeitures. Other than the awards granted to Messrs. Bobins and Mandell, the grant date fair value of each of these awards was approximately $50,000. The grant date fair value of the stock awards made to Mr. Bobins and Mr. Mandell in 2008 was $650,069 and $300,018, respectively.

(2)	Represents the dollar amount of expense recognized for consolidated financial statement reporting purposes with respect to 2008 attributable to stock options in accordance with SFAS 123R but with no discount for estimated forfeitures. The grant date fair value of the option awards made to Mr. Bobins and Mr. Mandell was $1,092,500 and $300,010, respectively.

(3)	The following lists outstanding vested and unvested option awards and unvested stock awards held by each of the Directors listed above as of December 31, 2008:

	Outstanding Vested and	Outstanding Unvested
Name	Unvested Option Awards	Stock Awards

Donald L. Beal	12,000	591
Norman R. Bobins	100,000	1,095
William A. Castellano	15,000	591
Robert F. Coleman	42,000	591
Patrick F. Daly	12,000	591
James M. Guyette	24,000	591
Philip M. Kayman	33,000	591
Ralph B. Mandell	208,243	81,369
Cheryl Mayberry McKissack	12,000	591
William J. Podl	15,000	591
Edward W. Rabin	12,000	591
Collin E. Roche	—	—
William R. Rybak	12,000	591
Alejandro Silva	9,000	591
James C. Tyree	—	591

(4)	In 2008, no interest was earned under the Deferred Compensation plan at a rate that exceeded 120% of the Applicable Federal Rate.

(5)	Except with respect to Messrs. Bobins and Mandell, amounts shown for each director consist solely of dividends paid on restricted stock unit awards.

(6)	See “Mr. Bobins’ Compensation” below for a discussion of Mr. Bobins’ compensation arrangements.

(7)	The amount shown under “All Other Compensation” for Mr. Bobins includes $5,620 attributable to club membership dues and $282 of restricted stock unit dividend equivalents.

(8)	Amounts shown for Mr. Mandell reflect compensation earned for services other than as a director of the Company. See “Mr. Mandell’s Compensation” below for a discussion of Mr. Mandell’s compensation arrangements.

(9)	The amount shown under “All Other Compensation” for Mr. Mandell includes $300,005 for Mr. Mandell’s 2008 bonus (see “Mr. Mandell’s Compensation” below for a discussion of Mr. Mandell’s 2008 bonus), $16,848 attributable to club membership dues, $6,900 of matching contributions to the Company’s KSOP, $24,410 of restricted stock dividends and dividend equivalents and $27,874 for the cost to the Company of providing an employee as a driver for Mr. Mandell for business purposes during 2008. This cost was determined by accumulating the total cost of this employee, including salary, bonus, benefits and payroll taxes, multiplied by 50%, which is the approximate percentage of this employee’s time devoted to driving Mr. Mandell. In addition to driving Mr. Mandell, the employee also performs other services for the Company. The driver uses Mr. Mandell’s personal car for these purposes and Mr. Mandell is solely responsible for maintenance of the car as well as operating costs.

(10)	All compensation earned by Mr. Roche as a director is paid directly to GTCR Golder Rauner, L.L.C. in cash.

Messrs. Mandell, Richman, Goldstein, Jensen (who served as a director of the Company until July 2008), and Williams (who served as a director of the Company until July 2008) are employees of the Company and/or its subsidiaries and did not receive separate compensation for their service as directors in 2008. See “Compensation Discussion and Analysis” and the Summary Compensation Table and other disclosures under “Executive Compensation” for information relating to the compensation paid to Mr. Richman during 2008. See “Transactions with Related Persons — Related Party Transactions” for information relating to compensation paid to Messrs. Goldstein, Jensen and Williams.

Mr. Mandell’s Compensation. Mr. Mandell has served as the Company’s executive Chairman of the Board since Mr. Richman joined the Company in November 2007. In connection with the management succession and Strategic Growth Plan, we amended Mr. Mandell’s employment arrangements to provide for his continuing service through 2012. Mr. Mandell’s base compensation was set at $660,000 for 2007, $710,000 for 2008 and $760,000 for 2009, with a target bonus in each of those years of 185% of base salary. Pursuant to the terms of his employment agreement, Mr. Mandell will also receive, for each of the 2007, 2008 and 2009 fiscal years, an annual equity award with a value of $600,000, provided one-half in stock options and one-half in restricted stock. Mr. Mandell will be entitled to receive total compensation of $2 million in 2010 and $1 million in each of 2011 and 2012, and will not participate in bonus or incentive plans during those years. In 2007, Mr. Mandell also received a special retention equity award and a succession equity award. For 2008, the Compensation Committee recommended and the Board approved a bonus of $300,000 for Mr. Mandell. This bonus recognized Mr. Mandell’s contributions to the success of our Strategic Growth Plan, offset by the deterioration in the legacy loan portfolio.

As discussed in the Compensation Discussion and Analysis under the caption “TARP, the American Recovery and Reinvestment Act of 2009 and Other Legislative Action,” certain provisions of the ARRA might preclude the Company from paying bonus or other incentive compensation to our five most highly compensated employees, except in limited circumstances. In the absence of guidance from the Treasury Department with respect to whether such limitations are applicable or, if applicable, how such limitations are to be applied, we paid the 2008 annual bonus payment to Mr. Mandell in restricted shares. Accordingly, on March 30, 2009, we issued to Mr. Mandell 21,661 shares of restricted stock having a value of approximately $300,000 based on the $13.85 per share closing price of our common stock on that day, in lieu of payment of his $300,000 cash bonus awarded for 2008. Under the terms of the award, the number of shares awarded is subject to reduction and the terms of the award are subject to modification to the extent required to comply with the ARRA. The shares will not fully vest until we have redeemed the preferred stock sold to the Treasury Department, or on such earlier date as may be permitted under the ARRA.

As provided by his employment agreement, Mr. Mandell also was awarded an approximately $600,000 annual equity award (approximately $300,000 in restricted stock units and approximately $300,000 in options)

based on the grant date closing price of $30.40. The award was granted one-half as 9,869 time-vested restricted stock units and one-half as 24,129 time-vested stock options.

Mr. Bobins’ Compensation. Mr. Bobins was appointed to the Board of Directors of the Company and was also named non-executive Chairman of the Board of The PrivateBank — Chicago on July 7, 2008. In connection with his appointment, we entered into a term sheet agreement with Mr. Bobins pursuant to which he will serve in both capacities for at least three years. Pursuant to the agreement, Mr. Bobins is entitled to receive the same cash retainer and regular equity awards as our other directors. In addition, he is entitled to receive such additional cash payments as may be required for his annual compensation (cash plus the value of regular director equity awards) to equal $150,000.

As a material inducement for Mr. Bobins to join us, he was granted an initial equity award of 100,000 stock options and $600,000 in fully vested shares of restricted stock. One-half, or 50,000, of the stock options are subject to time-vesting requirements (the “Time-Vesting Stock Options”), and vested or will vest in equal portions on each of December 31, 2008, 2009, and 2010. The other half, or 50,000, of the stock options (the “Performance Stock Options”) will vest in equal portions upon attainment of the same earnings per share performance objectives under the 2007 inducement option awards made to our executive officers. Also, as long as Mr. Bobins continues to serve as non-executive Chairman of the Bank in 2009 and 2010, he will be granted a restricted stock award valued at $600,000 on each anniversary date of the date of his appointment (the “Performance Shares”). These Performance Shares will vest upon the attainment of the same performance objectives established under the 2007 inducement restricted stock awards made to our executive officers. If Mr. Bobins remains a director as of December 31, 2012, a minimum of 25% of the Performance Shares and Performance Stock Options will become vested even if the performance objectives have not been attained.

If Mr. Bobins voluntarily terminates his service with both boards, he will be vested in a pro rata portion of the Time Vested Stock Options, and he will continue to vest through December 31, 2012 in the Performance Shares and Performance Stock Options if the performance objectives are attained. If Mr. Bobins’ service with the boards terminates due to a “good leaver” termination (as defined in the agreement) (i.e., removal from both boards other than for “cause”, resignation for “good reason”, resignation due to “disability” or death — as each term is defined in the agreement), he will become fully vested in the Time Vested Stock Options and will continue to vest through December 31, 2012 in the Performance Shares and Performance Stock Options if the performance objectives are attained. The Performance Shares, Time-Vested Stock Options and Performance Stock Options will become fully vested upon the occurrence of a “change of control.”

The term sheet agreement with Mr. Bobins also provides for the reimbursement of certain expenses incurred by Mr. Bobins as a result of his role as Chairman of the Bank, including expenses relating to such items as office space, secretarial support, certain club dues, and an automobile and driver. Any such amounts payable to Mr. Bobins for 2008 are included in the Director Compensation table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, based solely on copies of such reports received by it, the Company believes that for 2008, all required filings were timely filed by each of its directors and executive officers, except: (i) a Form 4 filed by each of Messrs. Daly, Guyette, Rabin, Ruckstetter and Silva reporting the allocation of deferred compensation on December 31, 2007 (which was reported on January 10, 2009); (ii) a Form 4 filed by Brian D. Schmitt reporting sales of common stock on January 30, 2008 (which were reported on February 4, 2008); (iii) a Form 4 filed by Richard C. Jensen reporting sales of common stock on February 28, 2008 (which were reported on March 4, 2008); (iv) a Form 4 filed by Barbara E. Briick reporting grants of stock options and restricted stock on November 3, 2008 (which were reported on November 18, 2008); (v) a Form 4 filed by Mr. Richman reporting a transfer into the Company stock fund under the Company’s KSOP on November 17, 2008 (which was reported on November 20, 2008); and (vi) a Form 4 filed by Mr. Tyree to reflect a purchase of common stock by Mesirow Financial Holdings, Inc. on June 6, 2008.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policy and Procedures

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” We have a policy regarding the review and approval of related party transactions. In accordance with this policy and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related party transactions. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including the following:

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature and extent of the related person’s interest in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•	whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in one or more comparable transactions with or involving unaffiliated third parties.

With the exception of any loan or other extension of credit made by our banks to a related person and pre-approved by the applicable bank’s Loan Committee in accordance with applicable federal regulations and other transactions between the banks and a related person in the ordinary course of business of the banks, all of the related party transactions described below have been approved by the Audit Committee pursuant to these policies and procedures.

Related Party Transactions

Some of our executive officers and directors are, and have been during the preceding year, clients of our banks, and some of our executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of the banks. As clients, they have had transactions with the banks, in the ordinary course of business of the banks, including borrowings, that are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. At December 31, 2008, we had $110.5 million in loans outstanding to certain of our directors and executive officers and their business interests. All loans to and/or other borrowings by related parties were performing in accordance with their terms at December 31, 2008. The Board of Directors considers the aggregate outstanding credit relationship between each director and each of the banks when determining the director’s independence.

Mr. Mandell’s daughter-in-law is employed by The PrivateBank — Chicago as a Managing Director. In 2008, she was paid an aggregate salary and bonus of $145,000. Mr. Goldstein’s son-in-law is employed as a Managing Director of Lodestar Investment Counsel, LLC (“Lodestar”). He received an aggregate salary and bonus of $227,814 in 2008.

Pursuant to a stock purchase agreement dated as of November 26, 2007, among the Company, certain investment funds affiliated with GTCR Golder Rauner II, L.L.C. (“GTCR”), certain investment funds affiliated with Mesirow Financial Holdings, Inc. (“Mesirow Financial”), and other institutional and individual accredited investors, the GTCR funds purchased shares of common and preferred stock from the Company for an aggregate purchase price of approximately $100,000,000, and the Mesirow Financial funds purchased shares of common stock for an aggregate purchase price of approximately $40,000,000. Effective upon the closing of the transaction, Collin E. Roche, a principal of GTCR and head of its investment committee, and James C.

Tyree, chairman and chief executive officer of Mesirow Financial, were appointed to the Board of Directors of the Company. GTCR has the right to maintain its designee on the Board for so long as it continues to own at least 50% of the total securities purchased by GTCR and the other purchases under the November 2007 stock purchase agreement. The GTCR funds and the Mesirow funds also are party to a preemptive and registration rights agreement with the Company, which grants certain preemptive rights and registration rights with respect to the shares of common and preferred stock purchased by the funds. In addition, on June 10, 2008, the Company entered into a stock purchase agreement with GTCR funds pursuant to which the Company sold an additional $17 million in preferred stock to GTCR.

Under various arrangements between the Company and Mesirow, Mesirow currently provides certain insurance brokerage and wealth management advisory services to the Company and/or its affiliates and its clients. In its capacity as the Company’s insurance broker with respect to its corporate and health and welfare insurance programs and policies, Mesirow earned commissions equal to approximately $174,500 in 2008. The Company received fees of approximately $9,000 in 2008 from Mesirow for referring certain of its clients to Mesirow for the purchase of various insurance and insurance-related products and services. As one of the Company’s external investment managers available to its wealth management clients, the Company paid Mesirow fees of approximately $7,500 in 2008. The Company also paid Mesirow Financial Compensation Strategies $10,000 in fees for acting as its deferred compensation plan administrator.

Each of Mr. Mandell and Mr. Bobins are parties to compensation arrangements with the Company in connection with service as executive Chairman and non-executive Chairman, respectively. Information relating to the terms of these arrangements with respect to 2008 is set forth under the caption “Director Compensation.”

In December 2002, The PrivateBank — Chicago acquired a controlling interest in Lodestar. William Goldstein, the chairman of Lodestar and a director of the Company, was president and a shareholder of Lodestar before the acquisition. Mr. Goldstein continues to hold an approximately 11% interest in Lodestar. Mr. Goldstein receives an annual base salary of $100,000 and participates in Lodestar’s employee bonus pool, which includes at least 35% of the quarterly revenues of Lodestar, and is allocated so that Mr. Goldstein receives an annual bonus that does not exceed 35% of the revenues attributable to his designated accounts. Mr. Goldstein is entitled to participate in benefit plans and other fringe benefits available to Lodestar’s and the Company’s executives. Mr. Goldstein’s combined salary and bonus compensation for 2008 was $647,228. In addition, Mr. Goldstein receives annual equity awards equal to those awarded to the Company’s non-employee directors. The dollar amount of expense recognized by the Company in 2008 attributable to Mr. Goldstein’s stock awards and option awards in accordance with SFAS 123R was $33,342 and $29,530, respectively. In 2008 Mr. Goldstein also received other compensation in the amount of $33,591, which consisted of $16,672 attributable to auto lease costs, $9,700 attributable to club membership dues, $6,900 of matching contributions to the Company’s KSOP and $319 in restricted stock unit dividend equivalents.

Richard C. Jensen, chairman and chief executive officer of The PrivateBank — St. Louis, and John (Jay) B. Williams, Chief Operating Officer of the Company, each of whom were directors of the Company until July 2008, are parties to employment agreements similar to the agreements with other members of our management team. See “Compensation Discussion and Analysis” for information relating to the provisions of the employment agreements. For 2008, Messrs. Jensen and Williams received combined salary and bonus compensation of $245,000 and $420,000, respectively and neither received any equity awards in 2008. As of January 1, 2009, Messrs. Jensen’s and Williams’ base salaries were $225,000 and $300,000, respectively. The dollar amount of expense recognized by the Company in 2008 attributable to Mr. Jensen’s stock awards and option awards in accordance with SFAS 123R was $112,794 and $78,859, respectively, and the expense recognized by the Company attributable to Mr. Williams’ stock awards and option awards was $234,905 and $124,878, respectively. In 2008 Mr. Jensen also received other compensation in the amount of $22,970, which consisted of $13,370 attributable to club membership dues, $6,900 of matching contributions to the Company’s KSOP and $2,700 in restricted stock dividends and dividend equivalents. In 2008, Mr. Williams received other compensation in the amount of $23,385, which consisted of $10,410 attributable to club membership dues, $6,900 of matching contributions to the Company’s KSOP and $6,075 in restricted stock dividends.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent public accountants, and selecting the independent public accountants for the current fiscal year. However, at the Annual Meeting, stockholders will be asked to vote on the ratification of the appointment of Ernst & Young LLP for fiscal 2009. The Company’s independent public accountants for the fiscal year ended December 31, 2008 were Ernst & Young. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent public accountants for the fiscal year ending December 31, 2009, subject to the Committee’s review and approval of the proposed engagement terms and 2009 audit plan.

Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required. However, the Board of Directors is submitting the selection of Ernst & Young as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Management has invited representatives of Ernst & Young to be present at the annual meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Unless marked to the contrary, the shares represented by the accompanying proxy card will be voted “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR FISCAL 2009.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2007 and 2008, respectively:

	2007	2008

Audit Fees	$855,725	$2,199,493
Audit Related Fees	163,225	318,696
Tax Fees	203,975	243,645
All Other Fees	2,500	—

Total	$1,225,425	$2,761,834

Audit fees for 2008 and 2007 consist primarily of fees and expenses for the audit of the Company’s consolidated financial statements and internal control over financial reporting. For 2008, it also includes amounts associated with the Company’s public offerings of securities.

Audit related fees for 2008 and 2007 included fees and expenses for services rendered in connection with the annual audit and interim period financial statement reviews including, with respect to 2008, procedures related to the Company’s proposed public offerings of securities.

Tax fees for 2008 and 2007 included fees related to tax compliance services, assistance with routine audits and tax planning and consulting services.

Pre-approval Procedures

The full Audit Committee considers any proposed engagement of the independent public accountants to render audit or permissible non-audit services for pre-approval. The Audit Committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

All of the services provided by the independent public accountants in 2008 and 2007 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ rules and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter adopted by it. The Board appoints the Audit Committee and its chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the “audit committee financial expert.” The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent public accountants for 2008, Ernst & Young, are responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2008. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), as currently in effect.

Ernst & Young also provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding an independent accountant’s communications with an audit committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with these requirements, the Audit Committee considered at a meeting held on February 26, 2009, whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Robert F. Coleman (Chair)
Donald L. Beal
James M. Guyette
William J. Podl
William R. Rybak

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE
ON 2008 EXECUTIVE COMPENSATION

Background and Description of the Proposal

On January 30, 2009, the Treasury Department invested approximately $244 million in our preferred stock and warrants as a result of our participation in the CPP. Subsequent to that investment, the ARRA was enacted, which required, among other things, that each financial institution that sold securities under the CPP permit annually a separate and non-binding stockholder vote to approve the compensation of such financial institution’s executive officers. Accordingly, as a participant in the CPP, we are presenting the following advisory, non-binding proposal, which gives our stockholders the opportunity to endorse or not endorse the compensation earned by our executive officers in 2008 by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the 2008 compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2009 Annual Meeting of Stockholders.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL ON 2008 EXECUTIVE COMPENSATION.

Unless marked to the contrary, proxies received by the Company will be voted FOR this proposal.

Reasons in Support of a Vote “FOR” the Proposal

We believe the compensation earned by and paid to our executive officers in 2008 represents an important investment in our future success in light of the strategic opportunities presented to the Company over the past two years. As discussed in this proxy statement in “Compensation Discussion and Analysis” under the section captioned “Executive Summary,” our Strategic Growth Plan calls for us to continue to evolve and reposition our business and brand and thereby capture new and larger client relationships. With our Strategic Growth Plan in mind, we designed our compensation program to maximize our ability to attract, retain and considerably motivate the talent we believe we need in order for our strategic initiatives to be successful.

An integral component of our compensation program is to provide opportunities for superior pay for superior performance that contribute to building long-term stockholder value and achieving the goals of the Plan in a manner that does not encourage excessive risk taking. Accordingly, a substantial portion of the value of the compensation of our executives is contingent on performance and is, by design, at risk. For our senior executives to earn the bulk of the compensation awarded, we must achieve significant earnings per share and stock price appreciation goals, as described in the Compensation Discussion and Analysis. Our “superior pay for superior performance” structure is designed to assure that the interests of our executives are aligned with our strategic objectives and, in turn, the interests of our stockholders.

As noted in the “Executive Summary” discussion of our Compensation Discussion and Analysis, during 2008 we achieved a number of objectives we believe are critical to the long-term success of the Plan. Loans, deposits and fee income all increased significantly. We successfully recruited approximately 150 commercial banking and supporting executive managing directors, managing directors and associate managing directors, as well as our CEO Larry Richman, since the third quarter of 2007. And while we experienced disappointing corporate level performance in 2008, we realized superior business-line performance and believe we have taken significant steps over the past year to position ourselves to realize the long-term stockholder value our Plan is designed to deliver.

2008 was our first full year of executing on our Strategic Growth Plan. Although it was a year marked by a challenging economic environment and disappointing earnings results, we believe we are in a unique position relative to many other banks, embarking on an aggressive transformational shift in strategy during what was an extremely volatile year in the banking industry. As such, we believe our success is highly dependent on our ability to retain our talent base and continue to motivate them to achieve our longer-term goals. In these respects, we believe the compensation earned by our executive officers as described in this proxy statement, like other costs incurred in implementing our Plan, represents an important investment in our future success. We encourage stockholders to carefully review the “Compensation Discussion and Analysis” section of the proxy statement, as well as the compensation tables and related disclosures, for an in-depth discussion and detailed information about the Company’s executive compensation.

Vote Required and Effect of Approval

Approval of this proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s 2008 executive compensation is approved.

This stockholder vote is advisory. It will not be binding upon the Board of Directors and will not be construed to create or imply any additional fiduciary duty of the members of the Board of Directors. The Compensation Committee, however, will take into account the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL 4. APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE
NON-VOTING COMMON STOCK

Under the Company’s existing Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), the Company does not have the authority to issue non-voting common stock. If our stockholders approve Proposal 4 to amend the Certificate of Incorporation, and the Company accordingly amends its Certificate of Incorporation, the Company will create a new class and will be authorized to issue up to 5,000,000 shares of non-voting common stock, no par value per share (the “Non-voting Common Stock”). As described below, if Proposal 4 and Proposal 5, which is set forth beginning on page 61 of this proxy statement, are approved, certain funds affiliated with GTCR Golder Rauner II, L.L.C. (“GTCR”), collectively one of our largest stockholders, will be permitted to convert the shares of our Series A Junior Non-voting Preferred Stock (the “Series A Stock”) they currently own into newly issued shares of Non-voting Common Stock.

Background of the Proposal

In December 2007, we sold shares of our voting common stock (referred to in this Proposal 4 and in Proposal 5 as the “Common Stock”) and shares of our Series A Stock to GTCR as part of a private placement offering. We sold additional shares of our Series A Stock to GTCR in the second quarter 2008 in connection with the exercise of GTCR’s pre-emptive rights triggered by our June 2008 public offering of Common Stock. As of the record date, GTCR owns 1,951.037 shares of Series A Stock and 2,055,033 shares of our Common Stock. By its terms, each share of Series A Stock is convertible into 1,000 shares of our Common Stock if (i) it is permitted under applicable federal banking laws and regulations or (ii) in connection with a “Widely Dispersed Offering” as defined in the Certificate of Designations of the Series A Stock (the “Series A Certificate of Designations”). Assuming conversion of all of GTCR’s Series A Stock, GTCR beneficially owned approximately 11.24% of our outstanding Common Stock as of the record date. Except for the shares held by GTCR, no other shares of Series A Stock are outstanding.

As earlier disclosed by the Company, GTCR previously indicated to us a willingness to convert its shares of outstanding Series A Stock into shares of Common Stock, subject to the satisfaction of applicable regulatory requirements and the receipt of required regulatory approvals, if any. Assuming our stockholders approve the amendment to our Certificate of Incorporation to authorize Non-voting Common Stock, as described in this Proposal 4, and approve the amendment to the terms of the Series A Certificate of Designations to permit the Series A Stock to convert into Non-voting Common Stock, as described under Proposal 5, GTCR presently anticipates that it will convert all its Series A Stock into Non-Voting Common Stock, subject to entering into agreements with the Company, satisfactory to GTCR, that contain equivalent contractual terms and conditions with respect to its ownership of Non-voting Common Stock as presently contained in the existing agreements between the Company and GTCR with respect to GTCR’s ownership of Series A Stock.

As approved by the Board of Directors, subject to approval at the Annual Meeting, Article Fourth of our Certificate of Incorporation would be amended in its entirety to read as set forth on Annex A attached to this proxy statement. Among other things, if Proposal 4 is approved, it would permit us to amend our Certificate of Incorporation to classify 5,000,000 shares of the 89,000,000 shares of Common Stock currently authorized under our Certificate of Incorporation as Non-voting Common Stock. The terms of the Non-voting Common Stock would be substantially similar to the terms of our Series A Stock, as currently in effect. The terms of the Non-voting Common Stock also would be substantially similar to the terms of our Series A Stock, as proposed to be amended as described under Proposal 5, except that (a) the Non-voting Common Stock is convertible into our Common Stock while the Series A Stock as proposed to be amended will be convertible solely into Non-voting Common Stock and (b) less restrictive conversion terms are contained in the terms of the Series A Stock as proposed to be amended to facilitate the conversion of the Series A Stock into Non-voting Common Stock.

Reasons for the Proposal and Effect of the Amendment

The Board of Directors believes that the creation of Non-voting Common Stock is advisable and in the best interests of the Company and its stockholders. Over the past several months, tangible common equity (“TCE”) as a percentage of tangible assets, or the “TCE Ratio,” has become an increasingly important capital ratio in measuring and comparing the purported capital strength of financial institutions. This is the case because the current stress in the banking industry and the large losses recorded by financial institutions in past quarters has caused investors to focus on the ability of particular banks, on an absolute and comparative basis to peers, to absorb further losses and the resulting diminution in the institution’s capital cushion. The TCE Ratio gives investors a consistent barometer from one bank to the next to measure and compare the financial strength of institutions. Although the Series A Stock is convertible under certain conditions into our Common Stock, our Series A Stock is preferred stock, not Common Stock, and, therefore, is not included in the calculation of the Company’s TCE, although we do consider it on an as-converted basis for purposes of determining and reporting our diluted earnings per share. Authorization of the Non-voting Common Stock would allow the Company to permit GTCR to convert their shares of Series A Stock into shares of Non-voting Common Stock rather than into shares of Common Stock, the ownership of which is subject to certain restrictions under current federal banking regulations that limit the amount of voting securities of the Company GTCR can own without prior regulatory filings or approvals. Converting GTCR’s ownership of Series A Stock into Non-voting Common Stock would improve our TCE Ratio by approximately 50 basis points, to approximately 5.0% as of December 31, 2008 on a pro forma basis.

As outlined under “Description of the Non-Voting Common Stock,” the terms of the Non-voting Common Stock will be substantially similar to the terms of the Series A Stock, as currently in effect. In addition, the terms of the Non-voting Common Stock will be substantially similar to the terms of the Series A Stock as proposed to be amended as described in Proposal 5, except that (a) the Non-voting Common Stock is convertible into our Common Stock while the Series A Stock as proposed to be amended will be convertible solely into Non-voting Common Stock and (b) less restrictive conversion terms are contained in the terms of the Series A Stock as proposed to be amended to facilitate the conversion of Series A Stock into Non-voting Common Stock. The Non-voting Common Stock will have substantially the same economic terms as the Series A Stock. GTCR will be entitled to the same number of shares of Common Stock upon conversion of Non-voting Common Stock as it would upon conversion of its presently outstanding Series A Stock. In addition, there will be no effect on the total number of shares of all classes of common stock the Company is authorized to issue; however, classifying a portion of our authorized common stock as Non-voting Common Stock will effectively reduce the number of shares of voting common stock the Company is authorized to issue without seeking further stockholder approval.

If stockholders approve the amendment to the Certificate of Incorporation as well as the amendment to the Series A Certificate of Designations described under Proposal 5, and GTCR elects to convert all of its shares of Series A Stock, we would expect to issue upon conversion of the Series A Stock 1,951,037 shares of

Non-voting Common Stock. Each share of Non-voting Common Stock issued to GTCR would be convertible into one share of our Common Stock, subject to the conversion conditions included in the Certificate of Incorporation as proposed to be amended. Following the conversion of all of GTCR’s Series A shares, no shares of Series A Stock would remain outstanding. We have no present plans or intentions to issue any new shares of Series A Stock and expect that shares of Series A Stock converted into Non-voting Common Stock would be cancelled.

We do not expect to list on any securities exchange or register for resale under the Securities Act of 1933, as amended, any shares of Non-voting Common Stock issued upon conversion of the Series A Stock. However, in connection with GTCR’s anticipated conversion of its Series A Stock to Non-voting Common Stock, we will grant GTCR the right to require us to register the Common Stock issuable upon conversion of the Non-voting Common Stock and provide for registration and pre-emptive rights similar in scope to the registration and pre-emptive rights granted to GTCR in connection with its purchases of Series A Stock. We will not receive any consideration if GTCR elects to convert its Series A Stock into shares of Non-voting Common Stock.

Description of the Non-Voting Common Stock

Except as described below, the terms of the Non-voting Common Stock will be similar to the terms of our Series A Stock as currently in effect. Like the Company’s existing Common Stock, the Non-voting Common Stock would be available for issuance without further action by the Company’s stockholders, except as may be required by applicable law or pursuant to the requirements of the Nasdaq Stock Market or other securities exchange or quotation system upon which the Company’s securities are then trading or quoted.

Dividends. Like the holders of our Series A Stock (currently and under the terms of the Series A Stock as proposed to be amended), the holders of our Non-voting Common Stock will be entitled to receive and share equally in such cash dividends, if any, declared by our board of directors in respect of our Common Stock from funds legally available therefor.

Voting Rights. Like the holders of our Series A Stock (currently and under the terms of the Series A Stock as proposed to be amended), the holders of our Non-voting Common Stock will not be entitled to vote on any matter except as may be required by law or in the Certificate of Incorporation, as amended. Approval of a majority of the holders of the Non-voting Common Stock would be required in the event we propose any amendments to our Certificate of Incorporation that would affect the rights of the holders of Non-voting Common Stock in a manner different than the rights of the holders of our Common Stock, or propose to increase or decrease the authorized number of shares of Non-voting Common Stock.

Conversion. Pursuant to the terms of the Non-voting Common Stock as set forth in Section 6(a) of the Certificate of Incorporation as proposed to be amended, a holder of Non-voting Common Stock may convert its shares into Common Stock only if the holder will hold not more than 9.99% of the Company’s Common Stock, has received approval from the Board of Governors of the Federal Reserve System or its delegees (the “Federal Reserve”) to hold more than 9.99% of the Company’s Common Stock, or in connection with a transfer of its shares of Non-voting Common Stock (or Common Stock issued upon conversion of Non-voting Common Stock) in an “Approved Transfer.” An “Approved Transfer” means:

•	a public offering, private placement, sale or other transfer in which no one transferee (or group of associated transferees) acquires in excess of 2% of the outstanding Common Stock of the Company;

•	in the case of shares of Non-voting Common Stock held by any partnership, limited liability company, corporation or other entity, any distribution or transfer to such holder’s partners, members, stockholders and/or their affiliates, so long as no transferee receives more than 2% of the Common Stock of the Company;

•	an assignment to a single party, such as a broker or investment banker, for the purpose of conducting a public offering or other Approved Transfer on the holder’s behalf, so long the shares are held by such party only for a period of time as will permit the sale of such shares on a reasonable basis;

•	a transfer to a transferee that would control more than 50% of the Common Stock of the Company without any such transfer; or

•	a transfer by the holder to the Company.

Under the terms of the Series A Stock presently in effect, holders of Series A Stock may convert their shares into Common Stock only if (i) it is permitted under applicable federal banking laws and regulations or (ii) the holder is transferring the holders’ shares of Non-voting Common Stock (or Common Stock issued upon conversion of Non-voting Common Stock) in connection with a “Widely Dispersed Offering.” The term “Widely Dispersed Offering” means (a) a widely distributed public offering, (b) a public offering, private placement or other sale in which no one party acquires the right to purchase in excess of 2% of our voting shares, (c) in the case of shares of Non-voting Common Stock held by certain affiliates of GTCR, distributions to such holder’s partners and their affiliates, or (d) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely distributed public offering on the holder’s behalf.

Shares of Non-voting Common Stock will not be converted if upon conversion the holder would own, control, or have the power to vote, in the aggregate, more than 9.99% of the total shares of Common Stock of the Company issued and outstanding after giving effect to the conversion, except for holders who have received approval from the Federal Reserve to own a larger percentage of outstanding shares of Common Stock. Alternatively, the Non-voting Common Stock may be converted into Common Stock in connection with an Approved Transfer as discussed above.

Subject to the foregoing restrictions as well as adjustments to account for stock splits, stock combinations and dividends payable in Common Stock, if any, that may occur in the future, each share of Non-voting Common Stock will be convertible into one share of Common Stock.

Liquidation. Unlike the Series A Stock (currently and pursuant to the terms of the Series A Stock as proposed to be amended), the Non-voting Common Stock will not be entitled to a liquidation preference. Holders of our Non-voting Common Stock will be entitled to the amount that a holder of our Common Stock would be entitled to receive if such shares of Non-voting Common Stock were converted into Common Stock immediately prior to our liquidation or dissolution (plus any declared but unpaid dividends). Under the terms of the Series A Stock (currently and pursuant to the terms of the Series A Stock as proposed to be amended), holders of our Series A Stock are entitled to receive out of our assets available for distribution to our stockholders, but before any payment to holders of our Common Stock, an amount per share equal to the greater of (a) $0.01 per share plus an amount equal to any declared but unpaid dividends on the Series A Stock, and (b) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into Common Stock immediately prior to our liquidation or dissolution plus any declared but unpaid dividends. The aggregate liquidation preference of our outstanding Series A Stock is $19.51 plus any declared but unpaid dividends.

Preemptive Rights. Similar to the terms of the Series A Stock (currently and pursuant to the terms of the Series A Stock as proposed to be amended) and our Common Stock, the terms of the Non-voting Common Stock will not provide for preemptive rights. However, if the conversion occurs, we will enter into an agreement with GTCR prior to the conversion that provides them with equivalent preemptive rights as they currently have as holders of Series A Stock. Such rights specify that as long as certain holders of our outstanding Series A Stock affiliated with GTCR collectively own five percent or more of our outstanding Common Stock (assuming conversion), they are entitled to preemptive rights with respect to any shares of Common Stock (or securities convertible into, exchangeable for or equivalent to Common Stock) that we may offer and issue in the future, other than generally for offerings and issuances under our equity benefit and compensation plans and in connection with certain strategic transactions, such as acquisitions.

Redemption and other terms. Like our Series A Stock (currently and pursuant to the terms of the Series A Stock as proposed to be amended), our Non-voting Common Stock will not be subject to mandatory redemption, and no sinking fund provisions will be established. All issued and outstanding shares of Non-voting Common Stock will be non-assessable.

Dilutive effect. Assuming no shares of Non-voting Common Stock are issued other than in connection with a conversion by GTCR (and no such other issuance is presently contemplated), there will be no additional dilutive effect on holders of our Common Stock if holders of Non-voting Common Stock convert to Common Stock than if holders of our outstanding Series A Stock were to convert their shares into Common Stock.

If the Amendment is approved, the Board of Directors would be authorized to issue Non-voting Common Stock only with the rights, terms and conditions set forth in the Certificate of Incorporation, as proposed to be amended as set forth in Annex A.

Other than the possible conversion by GTCR of its Series A Stock as described above, the Board does not have any current plans, intentions or commitments calling for the issuance of shares of Non-voting Common Stock. Regardless of whether the Company ultimately issues Non-voting Common Stock to GTCR upon a conversion of its Series A Stock, the Board of Directors believes that approval of the proposed Amendment is in the Company’s best interest for the reasons described above.

Pro Forma Impact of Issuance of Non-voting Common Stock

The following tables set forth the Company’s balance sheet and results of operations as of and for the year ended December 31, 2008:

•	on an actual basis; and

•	on an adjusted basis to give effect to the conversion of 1,951.037 shares of Series A Stock into 1,951,037 shares of Non-voting Common Stock, assuming GTCR elects to convert all outstanding shares of Series A Stock it holds.

We are providing the following pro forma financial information solely for the purpose of providing stockholders with information that may be useful for considering and evaluating Proposals 4 and 5 contained in this proxy statement. These tables should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and audited consolidated financial statements and related notes and other financial information for the year ended December 31, 2008 included in our Annual Report on Form 10-K for the year then ended.

PrivateBancorp, Inc. Pro Forma Consolidated Statement of Financial Condition
(Amounts in thousands, except per share data)
(unaudited)

		Pro Forma	Pro Forma
	December 31, 2008	Adjustments	December 31, 2008

Assets
Cash and due from banks	$131,848	$—	$131,848
Federal funds sold and other short-term investments	98,387	—	98,387
Mortgages held for sale	17,082	—	17,082
Securities available-for-sale, at fair value	1,425,564	—	1,425,564
Non-marketable equity investments	27,213	—	27,213

Total securities	1,452,777	—	1,452,777
Loans, net of unearned fees	8,036,807	—	8,036,807
Allowance for loan losses	(112,672)	—	(112,672)

Net loans	7,924,135	—	7,924,135

Goodwill	95,045	—	95,045
Other assets	321,468	—	321,468

Total assets	$10,040,742	$—	$10,040,742

Liabilities
Deposits	7,996,456	—	7,996,456
Short-term borrowings	655,085	—	655,085
Long-term debt	618,793	—	618,793
Other liabilities	165,176	—	165,176

Total liabilities	9,435,510	—	9,435,510

Stockholders’ Equity(1)
Preferred stock, authorized 1,000,000 shares; issued and outstanding: 1,951 shares	58,070	(58,070)	—
Common stock, $1.00 stated value: authorized: 89,000,000 shares issued: 34,043,000 shares outstanding: 33,568,000 shares	32,468	—	32,468
Non-voting common stock(1)	—	1,951	1,951
Treasury stock, at cost: 475,000 shares	(17,285)	—	(17,285)
Additional paid-in capital	480,529	56,119	536,648
Retained earnings	23,882	—	23,882
Accumulated other comprehensive income, net of tax	27,568	—	27,568

Total stockholders’ equity	605,232	—	605,232

Total liabilities and stockholders’ equity	$10,040,742	$—	$10,040,742

(1)	The capital structure of the Company assuming conversion as of December 31, 2008 would be:

Preferred stock, authorized 1,000,000 shares; issued and outstanding: 0 shares
Common stock, $1.00 stated value: authorized: 84,000,000 shares issued: 35,994,000 shares outstanding: 35,519,000 shares
Non-voting common stock, $1.00 stated value: authorized: 5,000,000 shares issued: 1,951,037 shares outstanding: 1,951,037 shares
Treasury stock, at cost: 475,000 shares

PrivateBancorp, Inc. Pro Forma Consolidated Statement of Income
(Amounts in thousands, except per share data)
(unaudited)

			Pro Forma
	Year Ended	Pro Forma	Year Ended
	December 31, 2008	Adjustments	December 31, 2008

Interest Income	$405,383	$—	$405,383
Interest Expense	213,626	—	213,626

Net interest income	191,757	—	191,757
Provision for loan losses	189,579	—	189,579

Net interest income after provision for loan losses	2,178	—	2,178

Non-interest Income	41,316	—	41,316
Non-interest Expense	196,125	—	196,125

Minority interest expense	309	—	309
(Loss) income before income taxes	(152,940)	—	(152,940)

Income tax (benefit) provision	(60,839)	—	(60,839)

Net (loss) income	(92,101)	—	(92,101)
Preferred stock dividends	546	(546)	—

Net (loss) income available to common stockholders	$(92,647)	$546	$(92,101)

Per Share Data
Basic earnings per share	$(3.13)		$(2.95)
Diluted earnings per share	$(3.13)		$(2.95)
Weighted-average shares outstanding(1)	29,553		31,273
Weighted-average diluted shares outstanding(1)	29,553		31,273

(1)	Assumes the convertible preferred shares were outstanding common stock for the full year and the additional convertible preferred shares issued in June 2008 were issued as common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE NON-VOTING COMMON STOCK.

PROPOSAL 5. APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE
SERIES A JUNIOR NONVOTING PREFERRED STOCK

Under the existing terms of the Series A Stock set forth in the Series A Certificate of Designations, the Series A Stock may convert into our Common Stock if it is permissible under federal banking laws and regulations or in the event of a “Widely Dispersed Offering,” as further described under Proposal 4. GTCR, which through its affiliated funds owns all the outstanding shares of our Series A Stock, anticipates that it will convert its Series A Stock into Non-voting Common Stock if both Proposals 4 and 5 are approved by stockholders, subject to the entry into agreements with the Company, satisfactory to GTCR, that contain equivalent contractual terms and benefits with respect to its ownership of Non-voting Common Stock as presently contained in the existing agreements between the Company and GTCR with respect to GTCR’s ownership of Series A Stock. If the conversion occurs, the Company expects it would benefit the Company’s TCE Ratio. See “Proposal 4 — Background of the Proposal” and “— Reasons for the Proposal and Effect of the Amendment.” Approval of Proposal 5 will permit the Company, through an amendment to our Certificate of Incorporation, to amend the existing terms of the Series A Stock set forth in the Certificate of Designations to provide that the Series A Stock is convertible into Non-voting Common Stock.

In order to permit any conversion of the Series A Stock into shares of Non-voting Common Stock, our Certificate of Incorporation must be amended to authorize the Company to issue Non-voting Common Stock, as set forth in Proposal 4, and our charter must be amended to amend the terms of the Series A Stock to permit conversion of the Series A Stock into Non-voting Common Stock, as set forth in this Proposal 5. To permit a conversion by GTCR of its shares of Series A Stock into Non-voting Common Stock, stockholders must approve both Proposal 4 and Proposal 5 by the required number of votes. In the event both Proposal 4 and Proposal 5 are not approved, neither the amendment to authorize Non-voting Common Stock nor the amendment to amend the terms of the Series A Stock will be effected.

Background of the Proposal, Reasons for the Proposal and Effect of the Amendment

Please see “Proposal 4” for background and discussion relating to the proposal to amend the terms of the Series A Stock. As approved by the Board of Directors, subject to approval at the Annual Meeting, the Series A Certificate of Designations to the Certificate of Incorporation would be amended in its entirety to read as set forth on Annex B attached to this proxy statement. Among other things, if Proposal 5 is approved, it would permit us to amend our Certificate of Incorporation to amend the terms of the Series A Stock, which would allow holders of shares of Series A Stock to convert those shares only into newly issued shares of Non-voting Common Stock.

The terms of the Series A Stock under the Series A Certificate of Designations as proposed to be amended will differ from the terms of the Series A Stock under the current Series A Certificate of Designations in the following material respects:

•	The Series A Stock under the Series A Certificate of Designations as proposed to be amended will be convertible only into Non-voting Common Stock. All references to conversion into Common Stock under the existing Series A Certificate of Designations will be references to conversion into Non-voting Common Stock in the Series A Certificate of Designations as proposed to be amended.

•	Under Section 6 of the Series A Certificate of Designations as proposed to be amended, holders of Series A Stock will be permitted to convert to Non-voting Common Stock simply upon written notice to the Company. Under the existing terms governing the Series A Stock, a conversion into Common Stock is permitted only if (i) the holder of the Series A Stock delivers a certificate stating such conversion is permissible upon advice of counsel as to no regulatory impediments or (ii) the conversion is in connection with a transfer as part of a “Widely Dispersed Offering” as defined under Proposal 4. Because the Series A Stock will be convertible only into Non-voting Common Stock under the Series A Certificate of Designations as proposed to be amended, the restrictions on conversion and transferability with respect to the Company’s Common Stock are not applicable, and the Company does not anticipate any regulatory impediment should GTCR elect to convert its Series A Stock into Non-voting Common Stock.

•	The definition of and references to a “Widely Dispersed Offering” in Section 6 is replaced with the definition of and references to an “Approved Transfer,” the definition of which is identical to the definition of Approved Transfer set forth in the amendment described under Proposal 4.

Other than as described above, the terms, powers and preferences of, and qualifications, limitations and restrictions on, the Series A Stock under the Series A Certificate of Designations as proposed to be amended will be similar in all material respects to the terms, powers, preferences of, and qualifications, limitations and restrictions on, the Series A Stock under the existing Series A Certificate of Designations.

Description of the Non-Voting Common Stock

Please see the discussion under “Proposal 4 — Description of the Non-voting Common Stock” for a description of the Non-voting Common Stock into which the Series A Stock will be entitled to convert if Proposals 4 and 5 are approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE SERIES A JUNIOR NONVOTING PREFERRED STOCK.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares, this means that:

•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•	You can contact us by calling (312) 683-7100 or by writing to PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, IL 60603, Attention: Investor Relations, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.
199 Water Street
26th Floor
New York, NY 10038

Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (866) 729-6814.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN
ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Corporate Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2010 annual meeting is held on May 27, 2010, the date currently contemplated for the meeting, the deadline for advance notice by a stockholder would be January 27, 2010. In the event the Company publicly announces or discloses that the date of the 2010 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the tenth (10th) day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Stockholders, a stockholder’s proposal must be received prior to January 4, 2010, by the Corporate Secretary of the Company at the Company’s executive offices at 120 S. LaSalle Street, Chicago, Illinois 60603. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

INCORPORATION OF FINANCIAL INFORMATION

The SEC rules permit the Company to incorporate by reference certain financial information into this proxy statement, which means that the Company can disclose important information to stockholders by referring stockholders to another document without including that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document. The following information is incorporated by reference in, and is being delivered to you with, this proxy statement:

The Company incorporates by reference the following items of Part II of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”):

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative and Qualitative Disclosures about Market Risk;

•	Item 8. Financial Statements and Supplementary Data; and

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Along with this proxy statement, we are including the Company’s Form 10-K for the fiscal year ended December 31, 2008. Any information incorporated by reference in this proxy statement will be deemed to be modified, updated or superseded to the extent that a statement contained in this proxy statement, or in any document filed after the document from which such information is incorporated by reference into this proxy statement, modifies, updates or supersedes such information.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. Zinski
General Counsel and Corporate Secretary

ANNEX A

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
PRIVATEBANCORP, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

PrivateBancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article FOURTH thereof and inserting the following in lieu thereof:

”FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is ninety million (90,000,000) consisting of one million (1,000,000) shares of preferred stock, without par value (the “Preferred Stock”), eighty-four million (84,000,000) shares of voting common stock, without par value (the “Common Stock”) and five million (5,000,000) shares of non-voting common stock, without par value (the “Non-Voting Common Stock”); provided that any increase in the number of shares of Non-Voting Common Stock authorized shall be approved by the holders of a majority of the Non-Voting Common Stock then outstanding. Shares of Non-Voting Common Stock purchased or acquired by the Corporation will be canceled and revert to authorized but unissued shares of Non-Voting Common Stock.

The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the above classes of capital stock are as follows:

PREFERRED STOCK

1.  The Board of Directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the Board of Directors may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance thereof, and as are not stated in this Amended and Restated Certificate of Incorporation, or any amendment thereto. All shares of any one series shall be of equal rank and identical in all respects.

2.  No dividend shall be paid or declared on any particular series of Preferred Stock unless dividends shall be paid or declared pro rata on all shares of Preferred Stock at the time outstanding in each other series which ranks equally as to dividends with such particular series.

3.  Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

4.  Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

5.  Subject to the protective conditions or restrictions of any outstanding series of Preferred Stock, any amendment to this Amended and Restated Certificate of Incorporation, as amended, which shall increase or decrease the authorized shares of the Preferred Stock may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock of the Corporation.

COMMON STOCK AND NON-VOTING COMMON STOCK

1. Rights of the Common Stock and Non-Voting Common Stock. Except as set forth in paragraphs 2, 3, 5, 6, 7, 8 and 9 below, the Common Stock and the Non-Voting Common Stock shall have the same rights and privileges, share ratably and be identical in all respects as to all matters.

2. Voting Rights. Except as may be otherwise required by law or this Amended and Restated Certificate of Incorporation, as amended, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him or her of record on the books of the Corporation on all matters voted upon by the stockholders. The holders of Non-Voting Common Stock shall have no voting rights except as provided herein or required by law.

3. Dividends. Subject to preferential dividend rights, if any, applicable to any shares of the Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, redemption, retirement or sinking funds for the Preferred Stock, the holders of the Common Stock and Non-Voting Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors. The holders of the Common Stock and the Non-Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by each such holder. All dividends paid with respect to the Common Stock and Non-Voting Common Stock shall be paid pro rata to the holders of such shares entitled thereto. In the event a dividend payable in shares of capital stock of the Corporation (a “Stock Dividend”) is declared or paid with respect to the Common Stock or the Non-Voting Common Stock, then a Stock Dividend shall likewise be declared or paid with respect to the other class and shall consist of shares of such other class in the same number of shares on a per-share basis as the number of shares comprising the Stock Dividend with respect to the first referenced class. Stock Dividends with respect to Common Stock may be paid only in shares of Common Stock, and Stock Dividends with respect to Non-Voting Common Stock may be paid only in shares of Non-Voting Common Stock.

4. Distributions. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock and the Non-Voting Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by them. For purposes of this paragraph 4, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5. Adjustment. In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Non-Voting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, only holders of Common Stock shall receive shares of Common Stock and only holders of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock.

6. Conversion. The Non-Voting Common Stock shall convert in accordance with the provisions of this paragraph 6.

(a)  Conditions of Conversion.  If any holder of shares of Non-Voting Common Stock surrenders to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the holder’s shares of Non-Voting Common Stock then each share of Non-Voting Common Stock represented by such certificate or certificates will convert into one share of Common Stock. Except as otherwise provided herein, each conversion of Non-Voting Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Non-Voting Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation. Notwithstanding any other provision hereof, if a conversion of Non-Voting Common Stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the conversion of any shares of Non-Voting Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated. Furthermore, shares of Non-Voting Common Stock held by a holder will not convert if and to the extent, upon conversion, the holder would own, control, or have the power to vote, in the aggregate, more than 9.99% of the total shares of Common Stock issued and outstanding at that time after giving effect to the conversion, except for holders who have received approval from the Board of Governors of the Federal Reserve System or its delegees (the “Federal Reserve”) to own a larger percentage of outstanding shares of Common Stock. Notwithstanding the foregoing, a holder of shares of Non-Voting Common Stock may transfer shares of its Non-Voting Common Stock or Common Stock issued upon conversion of its Non-Voting Common Stock in an Approved Transfer as defined below.

The holder of shares of Non-Voting Common Stock tendered for conversion will be entitled to receive a certificate or certificates representing that number of shares of Common Stock into which their shares of Non-Voting Common Stock have been converted. The term “Approved Transfer” means (i) a public offering, private placement, sale or other transfer in which no one transferee (or group of associated transferees) acquires in excess of 2% of the outstanding Common Stock of the Corporation, (ii) a sale or transfer of shares of Non-Voting Common Stock or Common Stock to the Corporation, (iii) in the case of shares of Non-Voting Common Stock held by a corporation, partnership, limited liability company or other entity, any distribution or transfer to such holder’s stockholders, members, partners and/or their affiliates provided no distributee or transferee receives more than 2% of the Common Stock of the Corporation, (iv) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a public offering or other Approved Transfer on the holder’s behalf, provided such shares of Common Stock are held by such broker or investment banker who only holds such shares for such period of time as will permit the sale thereof on a reasonable basis, or (v) any transfer to a transferee that would control more than 50% of the Common Stock of the Corporation without any such transfer. All investors in an entity described in clause (iii) of the immediately preceding sentence, whether controlling or noncontrolling partners or their affiliates of such an entity, may be considered by the Federal Reserve to be affiliates of such entity for purposes of such transfers, and any such affiliates who obtain, upon conversion of such shares of Non-Voting Common Stock, shares of Common Stock, will each be subject to all applicable banking laws and regulations as a result of such transaction, and therefore may be required to provide the Federal Reserve with an application or notice as a result of such transfer and conversion.

The issuance of certificates, if any, for shares of Common Stock upon conversion of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock upon conversion of Non-Voting Common Stock. The Corporation shall not close its books against the transfer of Non-Voting Common Stock or of Common Stock issued or issuable upon conversion of Non-Voting Common Stock in any manner which interferes with the timely conversion of Non-Voting Common Stock. The Corporation shall assist and cooperate with any holder of shares of Non-Voting Common Stock or Common Stock issued or issuable upon conversion of Non-Voting Common Stock in making any required governmental filings or notices or obtaining any governmental approval prior to or in connection with any conversion of shares of Non-Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

If the holder or transferee fully complies with this paragraph 6, the Corporation shall, as soon as practicable thereafter, instruct its transfer agent to deliver to such holder or transferee, or to such holder’s nominee or nominees, the number of shares of Common Stock to which such holder or transferee shall be entitled, rounded down to the nearest whole share, and a check for any amount payable hereunder in lieu of a fractional share, along with a certificate or other evidence of ownership representing any shares of Non-Voting Common Stock that the holder or transferee has not elected to convert hereunder but which constituted part of the shares of Non-Voting Common Stock represented by the certificate or certificates surrendered.

(b) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Non-Voting Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock. The Corporation shall take all action necessary so that all shares of Common Stock issuable upon conversion of Non-Voting Common Stock will upon issue be duly and validly issued, fully paid, and non-assessable, and free from all taxes, liens, charges and encumbrances in respect of the issuance or delivery thereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock issuable upon conversion of the Non-Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Non-Voting Common Stock.

7.  Mergers, Consolidations, Etc. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock shall be non-voting under the resulting institution’s organizational documents to the same extent as the Non-Voting Common Stock is non-voting and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Non-Voting Common Stock then outstanding) and take such other actions necessary to ensure that the holders of the Non-Voting Common Stock shall retain securities with substantially the same rights and benefits as the Non-Voting Common Stock. Subject to the foregoing, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Common Stock from its stockholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Common Stock.

8.  Notices. At any time notice is provided to the holders of Common Stock, the Corporation shall give written notice to all holders of Non-Voting Common Stock at or prior to such time; provided that the Corporation shall provide the holders of Non-Voting Common Stock any such notice at least 5 business days prior to the date such holders would be required to take any action to convert Non-Voting Common Stock prior to any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation.

9.  Amendment. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Amended and Restated Certificate of Incorporation which could affect the holders of the Non-Voting Common Stock in a manner different than the holders of the Common Stock or which could affect any rights of the holders of the Non-Voting Common Stock which are different than the rights of the holders of the Common Stock without the prior written consent of the holders of a majority of the Non-Voting Common Stock outstanding as of the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Non-Voting Common Stock then outstanding. No other course of dealing between the Corporation and the holder of any Non-Voting Common Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders.”

SECOND:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this [          ] day of May, 2009.

[SIGNATURE PAGE FOLLOWS]

PRIVATEBANCORP, INC.

By:
Name:     Christopher J. Zinski

Title:	General Counsel and Corporate Secretary

ANNEX B

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
PRIVATEBANCORP, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

PrivateBancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

FIRST:  The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting in its entirety the Certificate of Designations of the Series A Junior Nonvoting Preferred Stock, as amended, thereto and inserting the Amended and Restated Certificate of Designations of the Series A Junior Nonvoting Preferred Stock attached as Exhibit A to this Certificate of Amendment.

SECOND:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized offer on this [          ] day of May, 2009.

PRIVATEBANCORP, INC.

By:
Name:     Christopher J. Zinski

Title:	General Counsel and Corporate
Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS
OF
SERIES A JUNIOR NONVOTING PREFERRED STOCK
OF
PRIVATEBANCORP, INC.

RESOLVED, that pursuant to authority granted to the Board of Directors by Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the terms, powers, preferences and other rights of, and qualifications, limitations and restrictions on, the Series A Junior Nonvoting Preferred Stock previously designated by the Board of Directors, as amended, are hereby amended and restated to be fixed in full as follows:

Section 1 Designation.  The distinctive serial designation of this Series shall be “Series A Junior Nonvoting Preferred Stock” (hereinafter called “Series A Stock”). Each share of Series A Stock shall be identical in all respects with the other shares of Series A Stock except the date from which dividends shall accrue, and as to the conversion rate or prices which may vary by date of issue.

Section 2 Number.  The number of shares of Series A Stock will be One Thousand Nine Hundred Fifty-One Point Zero Three Seven (1,951.037), which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors; provided that any increase in the number of shares of Series A Stock authorized shall be approved by the holders of a majority of the Series A Stock then outstanding. Shares of Series A Stock purchased by the Corporation will be canceled and revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of Series A Stock may be issued in fractional shares, which fractional shares will entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of Series A Stock.

Section 3 Dividends.

(a) The holders of full or fractional shares of Series A Stock will be entitled to receive, when and as declared by the Board of Directors, or a duly authorized committee thereof, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Dividend Reference Package (as defined below), in an amount per whole share of Series A Stock equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Dividend Reference Package. Each such dividend will be paid, on the date such dividend is paid to the holders of Common Stock, to the holders of shares of Series A Stock as of the record date for such dividend or, if no record date is fixed, the date as to which the record holders of Common Stock entitled to such dividends are to be determined.

(b) The term “Dividend Reference Package” initially means 1,000 shares of Common Stock, without par value (“Common Stock”), of the Corporation. If the Corporation, at any time after the close of business on the date of filing of this Amended and Restated Certificate of Designations, (1) declares or pays a dividend on any Common Stock payable in Common Stock, (2) subdivides any Common Stock or (3) combines any Common Stock into a smaller number of shares, then and in each such case the Dividend Reference Package after such event shall be the number of shares of Common Stock that a holder of the Dividend Reference Package immediately prior to such event would hold thereafter as a result of such event.

(c) So long as any shares of Series A Stock are outstanding, no dividend or other distribution (other than a dividend payable in shares of Common Stock or Non-Voting Common Stock, without par value, of the Corporation (the “Non-Voting Common Stock” and together with the Common Stock, the “Junior Stock”) or any other stock ranking junior to Series A Stock as to dividends and upon liquidation) may be declared or paid or set aside for payment or other distribution declared or made upon the Junior Stock or upon any other stock ranking junior to Series A Stock as to dividends or upon liquidation, nor shall any Junior Stock nor any other stock of the Corporation ranking junior to or on a parity with Series A Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to Series A Stock as to dividends and upon liquidation), unless, in each case, the dividend to be due on the shares of Series A Stock upon payment of such dividend, distribution, redemption, purchase or other acquisition is contemporaneously paid on all outstanding shares of Series A Stock. Notwithstanding the foregoing, in the event such payment is not permissible under the federal banking laws and regulations applicable to the Corporation or any other laws or regulations, then at the option of the holders of such Series A Stock, such payment shall be made in the form of Series A Stock.

(d) Dividends shall be non-cumulative.

Section 4 Mergers, Consolidations, Etc.  In the event of any merger, consolidation, reclassification or other transaction in which the shares of any Junior Stock are exchanged for or changed into other stock or securities, cash and/or any other property, the shares of Series A Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Conversion Reference Package would be entitled to receive as a result of such transaction. Notwithstanding the foregoing, in the event such exchange or change is not permissible under the federal banking laws and regulations applicable to the Corporation or any other laws or regulations, then at the option of the holders of a majority of the Series A Stock then outstanding, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Stock then outstanding) and take such other actions necessary to ensure that the holders of the Series A Stock shall retain preferred stock with substantially the same benefits as the Series A Stock (provided that such preferred stock would be convertible into the stock or securities, cash and/or other property that the Series A Stock would have been converted into pursuant to this Section if it were permissible under such laws and regulations as of the date any Junior Stock was exchanged or changed). Subject to the foregoing, in the event the holders of any Junior Stock are provided the right to convert or exchange such Junior Stock for stock or securities, cash and/or any other property (by the terms of any Junior Stock or otherwise), then the holders of the Series A Stock shall be provided the same right based upon the number of shares of Non-Voting Common Stock such holders would be entitled to receive if such shares were converted into the Conversion Reference Package immediately prior to such offering. In the event that the Corporation offers to repurchase shares of any Junior Stock from its stockholders generally, the Corporation shall offer to repurchase Series A Stock pro rata based upon the number of shares of Non-Voting Common Stock such holders would be entitled to receive if such shares were converted into the Conversion Reference Package immediately prior to such offering. In the event of any pro rata subscription offer to holders of any Junior Stock, the Corporation shall provide the holders of the Series A Stock (with respect to the Series A Stock or another series of preferred stock of the Corporation with terms, conditions and provisions that shall be established upon the issuance of such preferred stock that are similar to and consistent with the terms, conditions and provisions upon which the Series A Stock was established) to participate based upon the number of shares of Non-Voting Common Stock such holders would be entitled to receive if such shares were converted into the Conversion Reference Package immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Series A Stock shall be issued in the form of Series A Stock rather than Junior Stock.

The term “Conversion Reference Package” initially means 1,000 shares of Non-Voting Common Stock. If the Corporation, at any time after the close of business on the date of filing of this Amended and Restated Certificate of Designations, (1) declares or pays a dividend on any Non-Voting Common Stock payable in Non-Voting Common Stock, (2) subdivides any Non-Voting Common Stock or (3) combines any Non-Voting Common Stock into a smaller number of shares, then and in each such case the Conversion Reference Package after such event shall be the number of shares of Non-Voting Common Stock that a holder of the Conversion Reference Package immediately prior to such event would hold thereafter as a result of such event.

Section 5 Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of Series A Stock will be entitled, before any distribution or payment is made on any date to the holders of any Junior Stock or any other stock of the Corporation ranking junior to Series A Stock upon liquidation, to receive in full an amount per share equal to the greater of (i) $0.01 (the “liquidation preference”) plus an amount equal to any dividends that have been declared on Series A Stock but not paid and (ii) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into the Conversion Reference Package immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend to such distribution or payment date. If such payment has been made in full to all holders of shares of Series A Stock, the holders of shares of Series A Stock as such will have no right or claim to any of the remaining assets of the Corporation.

(b) If the assets of the Corporation available for distribution to the holders of shares of Series A Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 5(a), no such distribution will be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of Series A Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Series A Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(c) Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Stock then outstanding will be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5 before any payment is made to the holders of Junior Stock or any other stock of the Corporation ranking junior upon liquidation to Series A Stock.

(d) For the purposes of this Section 5, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6 Conversion.  Series A Stock shall be convertible solely into shares of Non-Voting Common Stock of the Corporation, by any holder of full or fractional shares of Series A Stock surrendering to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the holder’s shares of Series A Stock, whether or not in connection with an Approved Transfer of Common Stock, accompanied by a written notice by such holder to the Corporation that such holder elects to convert all of the shares of Series A Stock represented by such certificate or certificates into Non-Voting Common Stock. Upon such deliveries, each share of Series A Stock represented by such certificate or certificates that such holder elects to convert into Non-Voting Common Stock will be converted into the Conversion Reference Package (and any fractional share of such holder will convert into the same fraction of the Conversion Reference Package), provided, that, an election to convert pursuant to this Section 6 may be exercised only once by a holder of Series A Stock. Except as otherwise provided herein, a conversion of Series A Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Stock to be converted have been surrendered for conversion at the principal office of the Corporation. Notwithstanding any other provision hereof, if a conversion of Series A Stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of any class of Junior Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the conversion of any shares of Series A Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

The holder will be entitled to receive a certificate or certificates representing any capital stock comprising a part of the Conversion Reference Package and into which their shares have been converted and any cash or other property then comprising a part of the Conversion Reference Package. The term “Approved Transfer” means (i) a public offering, private placement, sale or other transfer in which no one transferee (or group of associated transferees) acquires in excess of 2% of the outstanding Common Stock of the Corporation, (ii) a sale or transfer of shares of Non-Voting Common Stock or Common Stock to the Corporation, (iii) in the case of shares of Non-Voting Common Stock held by a corporation, partnership, limited liability company or other entity (each, a “Fund”), any distribution or transfer to such holder’s stockholders, members, partners and/or their affiliates provided no distributee or transferee receives more than 2% of the Common Stock of the Corporation, (iv) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a public offering or other Approved Transfer on the holder’s behalf, provided such shares of Common Stock are held by such broker or investment banker who only holds such shares for such period of time as will permit the sale thereof on a reasonable basis, or (v) any transfer to a transferee that would control more than 50% of the Common Stock of the Corporation without any such transfer. The issuance of certificates for shares of securities or other property upon conversion of Series A Stock shall be made without charge to the holders of such Series A Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of securities or other property upon conversion of Series A Stock. Upon conversion of each share of Series A Stock, the Corporation shall take all such actions as are necessary in order to insure that the Non-Voting Common Stock or other securities issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Corporation shall not close its books against the transfer of Series A Stock or of Non-Voting Common Stock or other securities issued or issuable upon conversion of Series A Stock in any manner which interferes with the timely conversion of Series A Stock. The Corporation shall assist and cooperate with any holder of shares of Series A Stock or Junior Stock or other securities issued or issuable upon conversion of Series A Stock in making any governmental filings or notices or obtaining any governmental approval prior to or in connection with any conversion of shares of Series A Stock hereunder (including, without limitation, making any filings required to be made by the Corporation). The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Non-Voting Common Stock, solely for the purpose of issuance upon the conversion of the Series A Stock, such number of shares of Non-Voting Common Stock issuable upon the conversion of all outstanding Series A Stock. All shares of Non-Voting Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Non-Voting Common Stock or securities issuable upon conversion of the Series A Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Non-Voting Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Stock. All Fund investors (whether controlling or noncontrolling partners or their affiliates) may be considered by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to be affiliates of the Fund for purposes of such transfers, and any such affiliates who obtain, upon conversion of such shares of Non-Voting Common Stock, shares of Common Stock, will each be subject to all applicable banking laws and regulations as a result of such transaction, and therefore may be required to provide the Federal Reserve with an application or notice as a result of such transfer and conversion.

Section 7 Redemption.  Without limiting the holder’s right of conversion, the shares of Series A Stock are not redeemable by the Corporation or the holder and shall be perpetual.

Section 8 Voting.  Except as required by law or as expressly provided herein, the shares of Series A Stock are not entitled to vote on any matter.

Section 9 Notices.

(a) Immediately upon any adjustment of the Dividend Reference Package or Conversion Reference Package, the Corporation shall give written notice thereof to all holders of Series A Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) At any time notice is provided to any holders of Junior Stock, the Corporation shall give written notice to all holders of Series A Stock at or prior to such time; provided that the Corporation shall provide the holders of Series A Stock any such notice at least 5 business days prior to the date such holders would be required to take any action to convert Series A Stock prior to any merger, consolidation, reclassification or other transaction in which any of the shares of Junior Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation.

Section 10 Additional Series.  Notwithstanding any other provision of this Amended and Restated Certificate of Designations to the contrary, the Corporation may, without obtaining the consent of holders of the Series A Stock, issue one or more additional series of the Corporation’s preferred stock having rights, designations, powers, and preferences equal or superior to the Series A Stock and having such other designations, rights, preferences, terms and conditions, as determined by the Board of Directors of the Corporation in its sole discretion.

Section 11 Amendment.  No amendment, modification or waiver shall be binding or effective with respect to any provision of this Amended and Restated Certificate of Designations without the prior written consent of the holders of a majority of the Series A Stock outstanding as of the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Stock then outstanding. No other course of dealing between the Corporation and the holder of any Series A Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 28, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PVTB • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•  Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 5.

+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Norman R. Bobins	☐	☐	02 - Alejandro Silva	☐	☐	03 - James C. Tyree	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered accounting firm for the year ending December 31, 2009.	☐	☐	☐	3. Proposal for an advisory (non-binding) vote to approve 2008 executive compensation.	☐	☐	☐

4. Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to establish a class of non-voting common stock.	☐	☐	☐
5.  Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation that would allow holders of the Company’s Series A Junior Non-voting Preferred Stock to convert their shares into non-voting common stock.
					☐	☐	☐
 B  Non-Voting Items
Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PrivateBancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 28, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby (i) appoints Christopher J. Zinski and Kevin M. Killips as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, on Thursday, May 28, 2009, at 9:00 a.m. local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy as follows, with the understanding that if no directions are given below with respect to any or all of the proposals, said shares will be voted “For” each of the proposals presented for which no such direction is given. Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.
(Continued and to be signed on reverse side.)